UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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COMMUNITY HEALTH SYSTEMS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2017 Annual Meeting of Stockholders and Proxy Statement

CHS Community Health Systems, Inc.

Providing Healthcare Solutions for Over 30 Years

To Be Held :

Tuesday, May 16, 2017

8:00 a.m. (Central Daylight Time)

Franklin Marriott Cool Springs

700 Cool Springs Boulevard

Franklin, Tennessee

April 6, 2017

DEAR FELLOW STOCKHOLDERS,

I am pleased to announce the Community Health Systems, Inc. 2017 Annual Meeting. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be considered and voted on during that meeting. I encourage you to read the Proxy Statement carefully for more information.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan on attending the meeting, the Company would appreciate your efforts to vote your shares. Additional information on this process can be found in the Proxy Statement.

I do not believe that communication begins and ends with the Annual Meeting. We look forward to a continuing dialogue with our stockholders in the future. Thank you for your investment in Community Health Systems, Inc. and your support.

Sincerely,

Wayne T. Smith

Chairman and Chief Executive Officer

COMMUNITY HEALTH SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 16, 2017

8:00 a.m. (Central Time)

Franklin Marriott Cool Springs, 700 Cool Springs Blvd., Franklin, Tennessee 37067

The Annual Meeting of Stockholders of Community Health Systems, Inc. will be held on Tuesday, May 16, 2017 at 8:00 a.m. (Central Time) at the Franklin Marriott Cool Springs, 700 Cool Springs Blvd., Franklin, Tennessee 37067, to consider and act upon the following matters:

1.	To elect eight (8) directors, each to serve for a term of one year to expire at the 2018 Annual Meeting of Stockholders;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency with which stockholders are provided an advisory vote on the compensation of our Named Executive Officers;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

5.	To consider a stockholder proposal described in the accompanying proxy statement if the stockholder proposal is properly presented for consideration at the Annual Meeting; and

6.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The close of business on March 20, 2017, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO VOTE OVER THE INTERNET, BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED. IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MAY VOTE YOUR SHARES BY THE METHODS SPECIFIED ON THE VOTING INSTRUCTION FORM THAT THEY PROVIDE. WE ENCOURAGE YOU TO VOTE YOUR SHARES AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Christopher G. Cobb

Corporate Secretary

Franklin, Tennessee

April 6, 2017

ANNUAL MEETING OF STOCKHOLDERS OF

COMMUNITY HEALTH SYSTEMS, INC.

PROXY STATEMENT

Page
Proxy Summary	S-1
Introduction	1
General Information	5
Members of the Board of Directors	16
Security Ownership of Certain Beneficial Owners and Management	20
Section 16(a) Beneficial Ownership Reporting Compliance	22
Relationships and Certain Transactions between Community Health Systems, Inc. and its Officers, Directors and 5% Beneficial Owners and their Family Members	23
Compensation Committee Interlocks and Insider Participation	24
Information About Our Executive Officers	24
Proposal 1 — Election of Directors	26
Proposal 2 — Advisory Vote on Executive Compensation	26
Proposal 3 — Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation	28
Executive Compensation	29
Compensation Discussion and Analysis	29
Summary Compensation Table	48
Grants of Plan-Based Awards	50
Outstanding Equity Awards at Fiscal Year-End	51
Option Exercises and Stock Vested	53
Pension Benefits	53
Non-Qualified Deferred Compensation	54
Potential Payments upon Termination or Change in Control	55
Equity Compensation Plan Information	58
Compensation Committee Report	59
Proposal 4 — Ratification of the Appointment of Independent Registered Public Accounting Firm	60
Proposal 5 — Stockholder Proposal Regarding Vesting of Equity Awards in a Change in Control	62
Miscellaneous	65
Annex A — Non-GAAP Financial Measures	A-1

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this Proxy Statement other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this Proxy Statement. These factors including, without limitation, the risks and uncertainties disclosed in our public filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 21, 2017. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

SUMMARY

This summary highlights information about Community Health Systems, Inc. (the “Company”, “we”, “our”, or “us”) and certain information contained elsewhere in this Proxy Statement. Our stockholders will be asked to consider and vote on the matters listed below at our 2017 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. In addition, for more complete information about the Company’s business and details about the Company’s 2016 performance highlights and the financial measures mentioned in this Proxy Statement, please review the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2017.

FINANCIAL PERFORMANCE HIGHLIGHTS

As we look back, 2016 was a transitional year for the Company, during which we made a number of changes to our business with a focus on improving our performance and efficiency. The good news is that we exited 2016 as a stronger company than when we began the year, and we expect to be an even stronger company one year from today. The Company began to reshape our portfolio through the spin-off of Quorum Health Corporation and other divestitures, the re-alignment of our divisions, the consolidation of many of our back office functions, and the promotion and addition of a number of new leaders – all with a focus on improving our execution and performance.

We believe that reshaping our portfolio will enable us to have a sharper focus on our most attractive and sustainable markets moving forward. In April 2016, we completed the spin-off of 38 affiliated hospitals to create Quorum Health Corporation. These were predominantly smaller hospitals operating in rural communities. In addition, we sold our portion of a joint venture in Las Vegas, Nevada in May, and a majority interest in our home care business in December. For the last half of the year, we began work on a series of transactions that would further reduce the number of hospitals and non-hospital businesses we operate and refine our portfolio to core markets where we see the best opportunity for future growth. We believe this will reduce our debt, improve our debt leverage ratios, improve our performance, and increase shareholder value.

Our performance highlights during 2016 and 2015 are reflected in the chart below.

Performance Highlights
For the Years Ended December 31, 2016 and 2015 (dollars in millions, except per share amounts)
Key Metrics	2016 Results	2015 Results	% Increase/ (Decrease)
Net Operating Revenues (1)	$18,438	$19,437	(5.1)%
Net (loss) income attributable to Community Health Systems Inc. stockholders	$(1,721)	$158	(1189.2)%
Net (loss) income attributable to Community Health Systems Inc. stockholders as a % of net operating revenues	(9.3)%	0.8%	(1262.5)%
Adjusted EBITDA (1)(2)	$2,225	$2,670	(16.7)%
Adjusted EBITDA as a percentage of net operating revenues (1)(2)	12.1%	13.7%	(11.7)%
Cash Flow from Operations	$1,137	$921	23.5%
(Loss) income per Diluted Share from Continuing Operations, as reported	$(15.41)	$1.68	(1017.3)%
Income per Diluted Share from Continuing Operations, excluding Adjustments (1)(2)	$0.46	$2.29	(79.9)%
Stock Price as of December 31	$5.59	$21.84	(74.4)%

(1) Includes a $169 million increase in the Company’s allowance for doubtful accounts on the December 31, 2015 consolidated balance sheet and a corresponding $169 million increase to the provision for bad debts related to a change in estimate recorded during the three months ended December 31, 2015. This adjustment reduced net operating revenues and adjusted EBITDA by $169 million and income from continuing operations by $108 million, or $0.94 per share (diluted), for the year ended December 31, 2015.

(2) Adjusted EBITDA and Income per Diluted Share from Continuing Operations, excluding adjustments, are non-GAAP financial measures. For a definition of these non-GAAP financial measures and why we believe these non-GAAP financial measures present useful information to investors, as well as a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, see Annex A.

During the period from 2012 through 2016, our revenues grew approximately 66%, while our adjusted EBITDA grew approximately 44%. In 2016, we began to reshape our portfolio through a number of divestitures. As part of these efforts, we have been focused on our most attractive and sustainable markets where we believe we can invest capital, improve access, expand outpatient services, build our acute care service lines and earn greater market share. We believe these efforts will help to position the company for long-term success as well as produce enhanced long-term shareholder value.

(1) Includes a $169 million increase in the Company’s allowance for doubtful accounts on the December 31, 2015 consolidated balance sheet and a corresponding $169 million increase to the provision for bad debts related to a change in estimate recorded during the three months ended December 31, 2015. This adjustment reduced net operating revenues and adjusted EBITDA by $169 million and income from continuing operations by $108 million, or $0.94 per share (diluted) for the year ended December 31, 2015.

(2) Income (Loss) per Diluted Share from Continuing Operations, as adjusted, reflects our reported Income (Loss) per Diluted Share from Continuing Operations for the periods presented adjusted for certain items as reflected on Annex A. For a definition and reconciliation of Adjusted EBITDA and Income per Diluted Share from Continuing Operations excluding adjustments, and why we believe these non-GAAP financial measures present useful information to investors, see Annex A.

BOARD OF DIRECTORS NOMINEES

Upon the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated eight (8) people for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. A more detailed biography of each director can be found on pages 16 to 20 of the Proxy Statement.

Name/Experience/Occupation	Director Since	Committee Memberships
John A. Clerico Mr. Clerico brings executive leadership experience to the Board. He has held positions of Chairman of the Board, CEO, Co-COO, CFO and Treasurer during various points in his career working for such notable companies as Praxair and Union Carbide. He is currently Chairman and registered financial advisor of ChartMark Investments.	2003	Audit and Compliance*, Compensation
James S. Ely III Mr. Ely founded PriCap Advisors LLC (formerly known as Priority Capital Management LLC) in 2008 and has served as its Chief Executive Officer since inception. He has extensive banking experience having worked as senior banker and managing director in JP Morgan’s syndicated and leveraged finance group.	2009	Audit and Compliance
John A. Fry Mr. Fry currently serves as President of Drexel University in Philadelphia, Pennsylvania. Prior to that, he served as President of Franklin & Marshall College in Lancaster, Pennsylvania. Mr. Fry has unique experience as the president of an academic institution along with prior experience with the University of Pennsylvania health system.	2004	Audit and Compliance, Governance and Nominating
William Norris Jennings, M.D. Dr. Jennings is currently retired after more than 43 years as a practicing family medicine physician, most recently with KentuckyOne Health in Louisville, Kentucky. He brings a recently-practicing physician’s perspective to the Board and has hands on experience managing large physician practices.	2008	Governance and Nominating
Julia B. North Ms. North is the Lead Director. She is currently retired. Ms. North has served in many senior executive positions including President of Consumer Services for Bellsouth Telecommunications. She currently serves on the boards of directors of Acuity Brands, Inc. and Lumos Networks Corp.	2004	Governance and Nominating*, Compensation
Wayne T. Smith Mr. Smith is Chairman and Chief Executive Officer. Mr. Smith joined the company in 1997 and was subsequently elected to the Board. He has over 30 years of experience in the hospital and managed care industry. He serves on the board of Praxair and on the Board of Trustees of Auburn University.	1997	Chairman of the Board
H. James Williams, Ph.D. Dr. Williams currently serves at the President of Mount St. Joseph University in Cincinnati, Ohio. Prior to that, he served as president of Fisk University in Nashville, Tennessee. He brings diverse experience in finance, law and higher education to the Board.	2015	Audit and Compliance

Tim L. Hingtgen

Mr. Hingtgen is President and Chief Operating Officer and joined the company in 2008. Mr. Hingtgen has over 20 years of healthcare management experience and is a highly accomplished hospital operator with a track record of successfully optimizing hospital operations and developing regional healthcare networks.

	Nominee

* Chairman of Committee

CORPORATE GOVERNANCE HIGHLIGHTS

•  Annual election of directors

•  Directors elected by
majority vote

•  Independent directors comprise super-majority of the Board

•  Comprehensive Code of Conduct and Corporate Governance Guidelines

•  Written charters for all
Board Committees which
are reviewed annually

•  Limits on the number of
other public company
boards on which our directors may serve

•  Risk oversight by full Board and Board Committees

•  Ownership guidelines for directors and executive officers aligned with industry standards

•  Policy prohibiting pledging and hedging of our stock

•  Strong compliance program

•  Resignation policy for directors in failed elections

•  All Board Committees consist solely of independent directors

•  New independent Lead Director of the Board of Directors, who presides at regularly scheduled executive sessions of our Board

•  98% average Board and Committee meeting attendance in 2016

•  Annual Board and Board Committee Self-Evaluations

•  Board participation in executive succession planning sessions

•  Compensation “clawback” policy

•  Strong pay-for-
performance philosophy

•  One class of voting shares outstanding

STOCKHOLDER ENGAGEMENT

We value our stockholders’ perspective on our business and each year interact with stockholders through a variety of stockholder engagement activities. In 2016, our key stockholder engagement activities included one investor road show, attendance at 13 investor conferences, nine large group investor and prospective investor meetings held at our corporate offices, and our 2016 Annual Meeting of Stockholders. Our Investor Relations department is the contact point for stockholder interaction with the Company. Stockholders may also access investor information about the Company through our website www.chs.net/investor-relations. For questions concerning Investor Relations, you may call (615) 465-7000 or email us from the Contact Us section on our website (www.chs.net/contact-us/).

ALIGNING PAY AND PERFORMANCE

2016 Executive Compensation

In 2016, the Company was focused on its portfolio rationalization and deleveraging plan as well as expense reduction efforts. Further, the Company was focused on the expansion of service lines that the Company believes have the greatest growth potential, including orthopedics, neuroscience, cardiovascular care, women’s health and cancer care. The Company believes that these efforts will ultimately result in a stronger Company. Despite the progress made in these areas, the Company did not meet several of its financial expectations in 2016, as initially set forth in the Company’s earnings release issued in February 2016 and as subsequently adjusted to reflect the removal from the 2016 operating results of 38 hospitals and Quorum Health Resources as a result of the spin-off of Quorum Health Corporation as well as the sale of the Company’s minority equity interests in five hospitals located in Las Vegas, Nevada, all of which occurred during the second quarter of 2016. Consistent with the Company’s pay-for-performance philosophy, this resulted in the annual cash incentive compensation and total compensation paid to our named executive officers for 2016 being significantly less than the target cash incentive award that could have been earned if the Company had achieved all of its financial goals. In addition, as a result of the Company’s practice of granting executives approximately the same number of restricted shares each year (absent any change in responsibility, competitive positioning as compared to the peers, etc.), each of our named executive officers experienced a significant reduction in the value of equity awards granted to them in 2016 as the result of the decline in our stock price in late 2015 and 2016.

During 2015, we spoke with and received feedback regarding executive compensation and other matters from stockholders that held approximately 78% of our shares outstanding at that time. In response to this feedback, we revised the performance criteria used for 2016 performance-based restricted stock awards, to increase the level of achievement required to earn the performance-based restricted stock awards – replacing 75% of the low-end target range of projected earnings per share (as had been used in prior years) with the attainment of 90% of the low-end target range of Adjusted EBITDA. As a result, the performance criteria for 2016 performance-based restricted stock awards required the satisfaction of one of two performance measures, the attainment of 90% of the low-end target range of 2016 Adjusted EBITDA; or the attainment of 90% of the low-end target range of 2016 net operating revenue, both as based on the Adjusted 2016 Performance Objectives.

We remain committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder concerns on executive compensation and other topics that are important to our stockholders. Following the advisory vote on our executive compensation at our 2016 Annual Meeting of Stockholders, our Compensation Committee and management, in consultation with Mercer, responded by undertaking a thorough re-evaluation of our executive compensation program in light of current trends in public company pay practices. As a result of that re-evaluation following our 2016 Annual Meeting, our Compensation Committee proposed several changes to our executive compensation program for 2017. We consulted with stockholders that held a majority of our shares outstanding at that time and solicited their feedback on our existing executive compensation program as well as the proposed changes. The members of our independent Compensation Committee and our other outside directors were available to speak directly with these stockholders if desired. These stockholders generally supported the proposed changes to our executive compensation plan.

Our Compensation Committee considered the feedback and suggestions we received in light of both market best practices and what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs. After considering all of these factors, our Compensation Committee made several changes to our executive compensation program for 2017. For 2017, the total cash incentive compensation bonus opportunity for each of our named executive officers has been revised to provide for a lower incentive compensation bonus opportunity for fully achieving the Company’s financial goals. The Compensation Committee also revised the long-term incentive methodology for our named executive officers to provide for three-year, rather than one-year, performance targets. In addition, our Chief Executive Officer and Chief Financial Officer did not receive any increase in their base salary for 2017.

Going forward, we will continue to evaluate our executive compensation program in light of stockholder feedback, governance best practices, regulatory requirements, economic and industry factors, and competitive considerations. We intend to continue to make changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation practices.

KEY FEATURES OF OUR COMPENSATION SYSTEM

What We Do	What We Don’t Do
Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.	Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.

Multiple Performance Metrics – Cash incentive compensation is based on multiple measures to encourage balanced initiatives.	Employment Agreements – All of our NEOs are employed on an at-will basis.

Total Shareholder Return is a factor in the Chief Executive Officer’s and Chief Financial Officer’s incentive compensation.	Excise Tax Gross-ups are not offered for any new executives covered under the Company’s Change-in-Control Severance Agreements.

Stock Ownership Guidelines – All NEOs are subject to our stock ownership requirements.	“Single-trigger” change-of-control severance payments – Company’s Plan documents prohibit “single-trigger” change in control severance payments.

“Clawback” Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.	Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

Award Caps – All of our annual cash incentive compensation plans have caps on plan formulas.	Repricing of underwater stock options – Company’s Plan documents prohibit any repricing.

Risk Assessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.

Use a representative and relevant peer group.

Use an independent compensation consultant.

2016 COMPENSATION PROGRAM

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that reward current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to enhancing stockholder value. Attainment of annual incentive compensation requires achievement of targets with challenging thresholds and incentive compensation for above-target performance is capped. The Company continues to develop its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.

ELEMENT	PURPOSE	KEY CHARACTERISTICS
BASE SALARY	Reflects responsibility, leadership, tenure, qualifications and contribution to the Company and the competitive marketplace for our industry.	Fixed compensation that is reviewed annually and adjusted if and when appropriate.
EMPLOYEE PERFORMANCE INCENTIVE PLAN	Motivates executives to achieve our short-term business objectives that drive long-term benefit.	“At Risk” annual cash awards based on corporate performance compared to multiple pre-established short-term performance goals.
RESTRICTED STOCK AWARDS	Motivates executives to achieve our business objectives by tying incentives to the performance of our common stock over the long term; links the interest of our executives and stockholders; serves as a retention tool by mitigating swings in incentive values.	Long-term restricted stock award with a ratable vesting period over three years. The same number of restricted stock awards is typically granted every year. The ultimate value realized varies with our common stock price. NEO restricted stock awards are performance based.
RETIREMENT AND DEFERRED COMPENSATION	Motivates executives to encourage and reward their continued service through their most productive years.	Supplemental benefit after retirement that is based on years of service and annual retirement benefit.
OTHER BENEFITS	Provides benefits that promote employee health and work-life balance, which assist in attracting and retaining our executives.	Other benefits consist of health and welfare plans and minimal perquisites.

Our Compensation Pay Mix

We believe that at risk compensation focuses our management on achieving our key financial, strategic and business goals. For fiscal 2016, approximately 82% of the Chief Executive Officer’s target direct compensation value, and more than 75% of our other named executive officers’ average target direct compensation value, was at risk in the form of short-term cash incentive awards and performance-based restricted stock awards. Actual amounts realized for these programs are dependent upon our annual or longer-term performance and in the case of such stock awards subject to fluctuations in our stock price. The graphs below regarding target total direct compensation reflect the base salary, target short-term cash incentive opportunity and grant date fair value of our annual equity grants made in 2016. In addition, the graphs below regarding actual total direct compensation reflect 2016 base salary, actual 2016 cash incentive actually paid and grant date fair value of our annual equity grants made in 2016 (in addition, both the actual and the target graphs exclude benefits, and elements included in the “All Other Compensation” column of the Summary Compensation Table). Our financial results for 2016 did not meet several of the financial thresholds set forth in the employee performance incentive plan which resulted in meaningfully lower cash incentive compensation for the year.

ROAD MAP OF VOTING ITEMS

VOTING ITEM	BOARD RECOMMENDATION	PAGE REFERENCE
PROPOSAL 1. ELECTION OF DIRECTORS We are asking stockholders to vote on each director nominee to our Board. The Board and the Governance and Nominating Committee believe that the director nominees have the qualifications, experience and skills necessary to represent our stockholder’s interests through service on the Board.	FOR each nominee	26

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company has designed its executive compensation program with a mix of compensation elements with the purpose of generating a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives through annual target incentive cash compensation and long-term incentive awards of stock-based compensation, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent. We are submitting to our stockholders a nonbinding advisory vote to enable them to express their views with respect to the compensation of our named executive officers as described in this proxy statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

	FOR	26
PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION The Company is providing stockholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. The Board believes that a frequency of “every one year” for the advisory vote on executive compensation continues to be the optimal interval for holding a “say on pay” vote.	FOR every one year	28
PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit and Compliance Committee has appointed Deloitte & Touche to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The Audit and Compliance Committee believes that the continued retention of Deloitte & Touche to serve as the independent auditor is in the best interests of the Company and its stockholders. Stockholders are being asked to ratify the Audit and Compliance Committee’s selection of Deloitte & Touche.	FOR	60

PROPOSAL 5. STOCKHOLDER PROPOSAL REGARDING VESTING OF EQUITY AWARDS IN A CHANGE IN CONTROL

The Board is recommending that stockholders vote against this stockholder proposal for the reasons described in the opposition statement beginning on page 63 of this Proxy Statement, including because implementing the proposal would cause our change in control provisions with respect to future equity grants to significantly deviate from market standards and would disrupt the alignment between executive and stockholder interests, resulting in a loss of flexibility during a time of uncertainty which would be associated with any potential change in control event. We believe that the Compensation Committee should continue to retain the flexibility to design and administer competitive compensation programs which reflect market conditions, taking into account ongoing feedback we receive from our stockholders.

	AGAINST	62

ANNUAL MEETING OF STOCKHOLDERS

OF

COMMUNITY HEALTH SYSTEMS, INC.

4000 Meridian Boulevard

Franklin, Tennessee 37067

PROXY STATEMENT

April 6, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 16, 2017: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE 2016 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.CHS.NET. ADDITIONALLY, AND IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION (“SEC”) RULES, YOU MAY ACCESS OUR PROXY MATERIALS AT WWW.PROXYVOTE.COM

INTRODUCTION

Solicitation

This Proxy Statement, the form of proxy card and the 2016 Annual Report to Stockholders (with Form 10-K for the year ended December 31, 2016) of Community Health Systems, Inc. (the “Company”) are being mailed or made available to stockholders beginning on or about April 6, 2017. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the Company’s 2017 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

For simplicity of presentation throughout this Proxy Statement, we refer to employees of our indirect subsidiaries as “employees of the Company,” “our employees” or similar language. Notwithstanding this presentation style, the Company itself does not have any employees. Similarly, the healthcare operations and businesses described in this Proxy Statement are owned and operated and management services provided by distinct and indirect subsidiaries of the Company.

When and where will the Meeting be held?

The Meeting will be held on Tuesday, May 16, 2017 at 8:00 a.m. (Central Daylight Time) at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to SEC rules, the Company has elected to provide access to our proxy materials over the internet. Accordingly, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”) instead of sending a paper copy of the proxy materials. All stockholders receiving a Notice will have the ability to access the proxy materials on a website referenced in the Notice or to request a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request printed copies may be found in the Notice and in this proxy statement. In addition, the Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of our annual meetings, and reduce the cost to the Company associated with the printing and mailing of proxy materials.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Chief Executive Officer or the Secretary of the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. You should vote on and sign each proxy card you receive. If your shares are held by a broker, bank, trustee or other nominee (i.e., in “street name”), you will receive voting instructions from your broker, bank, trustee or other nominee regarding how you may vote such shares.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote on the matters described in this Proxy Statement if you owned shares of common stock of the Company (“Common Stock”) at the close of business on our record date of Monday, March 20, 2017.

How many shares of Common Stock may vote at the Meeting?

As of March 20, 2017, there were 114,686,164 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you can vote your proxy by mailing in the enclosed proxy card or you can use one of the alternatives below:

To vote by telephone: 1-800-690-6903

To vote by internet: www.proxyvote.com

Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the 16 digit control number, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the internet, there is no need for you to mail back your proxy card.

If you received a Notice instead of printed copies of the proxy materials, you should follow the voting instructions set forth in the Notice.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Meeting. In order to be admitted to the Meeting, you must present valid government-issued photo identification and proof of ownership of the Company’s stock as of the record date. This can be a brokerage statement or letter from a bank indicating ownership on the record date, a proxy card, or a legal proxy provided by your broker, bank, trustee or other nominee.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of each of the eight (8) nominees for director: John A. Clerico, James S. Ely III, John A. Fry, Tim L. Hingtgen, William Norris Jennings, M.D., Julia B. North, Wayne T. Smith, and H. James Williams, Ph.D., to one-year terms expiring at the 2018 Annual Meeting of Stockholders.

Proposal 2 —	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal 3 —	FOR the option of every “one year”, on an advisory basis, as to the frequency with which stockholders are provided future advisory votes on the compensation of our named executive officers.

Proposal 4 —	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2017.

Proposal 5 —	AGAINST the stockholder proposal regarding vesting of equity awards in a change in control.

How would my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, your shares will be voted in accordance with the Board’s recommendations for the proposals listed above and in the discretion of the named proxies regarding any other matters properly presented for a vote at the Meeting.

If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trustee or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 4) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only that matter if you fail to provide instructions.

On the other hand, under NYSE rules, your broker, bank, trustee or other nominee is not entitled to vote your shares on any “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1), the approval, on an advisory basis, of named executive officer compensation (Proposal 2), the vote on the frequency of future advisory votes on named executive officer compensation (Proposal 3), and the stockholder proposal regarding vesting of equity awards in a change in control (Proposal 5) will be considered “non-routine” matters. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to those proposals, your broker, bank, trustee or other nominee will inform the Inspectors of Election that it does not have the authority to vote on those matters with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason. Therefore, if you hold your shares through a broker, bank, trustee or other nominee, please instruct that person regarding how to vote your shares on at least Proposals 1, 2, 3, and 5.

How many votes must be present to hold the Meeting?

The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date for the Meeting will constitute a quorum for the transaction of business at the Meeting.

How are abstentions and broker non-votes treated?

Abstentions are deemed to be “present” at the Meeting, are counted for quorum purposes and, other than for the election of directors (Proposal 1) and the frequency of when we will hold advisory votes on named executive officer compensation (Proposal 3), will have the same effect as a vote against the matter. In the case of Proposal 1, an abstention will not be deemed to be a vote cast either for or against any nominee. In the case of Proposal 3, an abstention will have no impact on the outcome of the vote. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any non-routine matter in respect of which there may be broker non-votes.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy by doing one of the following:

By sending a written notice of revocation to the Secretary of the Company that must be received prior to the Meeting, stating that you revoke your proxy;

By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card;

By submitting another vote by telephone or over the internet; or

By attending the Meeting and voting your shares in person before your proxy is exercised at the Meeting.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.

What vote is required to approve each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1 —	Election of eight (8) directors	Votes Cast for the Election of that Nominee Must Exceed Votes Cast Against the Election of that Nominee	No

Proposal 2 —	Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 —	Advisory vote on frequency of future advisory votes on executive compensation	Plurality of Votes Cast	No

Proposal 4 —	Ratification of auditors for 2017	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

Proposal 5 —	Stockholder proposal regarding vesting of equity awards in a change in control	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN with respect to each nominee. If you ABSTAIN from voting on Proposal 1 with respect to any nominee, the abstention will not have any effect on the outcome of the vote with respect to such nominee.

With respect to Proposals 2, 4, and 5, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of Proposals 2, 4, or 5, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 3, you may vote FOR Every One Year, FOR Every Two Years, FOR Every Three Years or ABSTAIN. If you ABSTAIN from voting on Proposal 3, the abstention will not have any effect on the outcome of the vote.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. The Company has engaged Georgeson Inc. to aid in the solicitation of proxies for a fee of approximately $14,000, plus reimbursement of reasonable expenses. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors and officers, as well as employees of our management company, will aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, in addition to mailing these proxy materials, our proxy solicitor, Georgeson Inc., and certain of our directors and officers, as well as employees of our management company, may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, including information regarding directions to the Meeting, please call our Corporate Secretary, Christopher G. Cobb, at (615) 465-7000.

GENERAL INFORMATION

How may I contact the Lead Director of the Board of Directors or other non-management members of the Board of Directors?

The Lead Director of the Company’s Board of Directors is Julia B. North, who presides at regularly scheduled executive sessions of our Board. Ms. North is also the chair of the Governance and Nominating Committee of the Board of Directors. She and any of the other non-management directors may be contacted by any stockholder or other interested party in the following manner:

c/o Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Christopher G. Cobb, Corporate Secretary

(615) 465-7000

Investor_Communications@chs.net

In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer

Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

(800) 495-9510

Generally, all materials that are appropriate director communications will be forwarded to the intended recipient; however, management may simultaneously conduct an investigation of any operational, compliance, or legal matter in accordance with its established policies and procedures. Management reserves the right to reject from this process any material that is harassing, unduly offensive or otherwise not credible, or that solicits business on behalf of the sender.

How is the Board of Directors organized and how is the independence of the Board of Directors determined?

The role of our Board of Directors is governed by the Company’s By-laws, and is further described in our Governance Guidelines (the “Governance Guidelines”). Currently, our Board of Directors has nine members. W. Larry Cash and H. Mitchell Watson will not stand for re-election at the 2017 Annual Meeting. The Board intends to reduce the size of the Board from nine (9) members to eight (8) members at the 2017 Annual Meeting, which would result in one vacancy taking into account the departures of Messrs. Cash and Watson. Upon the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated Tim L. Hingtgen, the Company’s President and Chief Operating Officer, to stand for election to fill this vacancy.

A majority of our directors must be “independent” under NYSE and NASDAQ Stock Market (“NASDAQ”) rules. We became subject to NASDAQ requirements following our issuance of contingent value rights (“CVRs”) (which do not have voting rights) in connection with the Company’s acquisition of Health Management Associates, Inc. (“HMA”) on January 27, 2014. In addition, our Governance Guidelines include independence standards established by our Board to assist it in determining independence in accordance with such rules for those directors who are not also members of management. To determine whether our directors and director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against the independence standards set forth in our Governance Guidelines and the applicable rules of the NYSE, NASDAQ and SEC. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors and director nominees to a questionnaire that solicited information about their relationships. The Board also considers any relationships between the Company and other organizations on which our directors serve as directors or with respect to which such directors are otherwise affiliated. The Board determined that each of our non-management directors satisfied all of the independence standards set forth in the Governance Guidelines (including the specific standards applicable to members of our Audit and Compliance Committee and Compensation Committee) and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board of Directors has affirmatively determined that all of the following non-management directors are independent under the Governance Guidelines and the applicable rules of the NYSE, NASDAQ, and the SEC:

John A. Clerico

James S. Ely III

John A. Fry

William Norris Jennings, M.D.

Julia B. North

H. Mitchell Watson, Jr. (not standing for re-election)

H. James Williams, Ph.D.

Messrs. Wayne T. Smith, W. Larry Cash (not standing for re-election) and Tim L. Hingtgen (nominee), who are also officers of the Company and employed by a subsidiary of the Company, are not independent.

Do the independent members of the Board of Directors meet in separate sessions?

The independent members of our Board meet frequently in executive sessions, typically at the end of each regularly scheduled Board meeting, and otherwise as needed. The Lead Director presides over those sessions and is in a position to take a leadership role in certain limited circumstances when leadership by the Chair, who is also our Chief Executive Officer, is not deemed advisable. The Lead Director also provides significant input into Board meeting agendas and presentation topics. During 2016, the independent members of our Board met in executive session thirteen (13) times, either in conjunction with a Board meeting or a committee meeting at which the other independent members were present.

What is the leadership structure of the Board of Directors?

As set forth in the Company’s Governance Guidelines, the Board believes that the most effective and appropriate leadership model for the Company is that of a combined Chair of the Board and Chief Executive Officer, balanced by certain practices and policies to assure that the independent members of the Board (who comprise a super-majority of the Board) provide the desired oversight, advice, and balance.

The Board believes that the substantive duties of the Chair of the Board, including calling and organizing meetings and preparing agendas (in consultation with the Lead Director), are best performed by someone who has day-to-day familiarity with the business issues confronting the Company and an understanding of the specific areas in which management seeks advice and counsel from the Board. Given Mr. Smith’s broad and lengthy leadership experience in the healthcare industry, including 20 years as the Chief Executive Officer of the Company, the Board believes that he is especially qualified to serve as both Chief Executive Officer and Chair of the Board.

The Board of Directors is responsible for broad corporate policy and overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Chair and Chief Executive Officer and other corporate executives. They are advised of actions taken by the various committees of the Board of Directors and are invited to, and frequently attend, meetings of Board committees on which they do not serve. Directors have access to the Company’s books, records and reports, and members of management are available at all times to answer their questions.

The Governance and Nominating Committee, which consists entirely of independent directors, periodically examines the Board leadership structure, as well as other governance practices, and also conducts an annual assessment of the Board’s and each committee’s effectiveness. The Governance and Nominating Committee has determined that the present leadership structure continues to be effective and appropriate.

As indicated above, the independent members of the Board meet in executive sessions that are presided over by the Lead Director, who currently is Julia B. North. The Lead Director serves as the principal liaison between the independent directors and the Chair and other members of management. The Lead Director also has the authority to call meetings of the independent directors and prepare agendas for such meetings. The Lead Director also takes an active role in approving and setting agendas and presentation topics, and approving the materials to be sent to the Board of Directors prior to its meeting. Upon request, the Lead Director is also available for consultation and direct communication with major stockholders.

Board independence is further achieved through the completely independent composition of the three standing committees: Audit and Compliance, Compensation, and Governance and Nominating, each of which is supported by an appropriate charter and holds executive sessions without management present. Each of the Board’s independent directors serves on one or more of these committees, and thus there is ample opportunity to meet and confer without any member of management present.

The Board has concluded that the structure and practices of the independent members of the Board of Directors assure effective independent oversight, as well as effective independent leadership while maintaining practical efficiency.

How does the Board of Directors Oversee Risk?

Risk management is primarily the responsibility of the Company’s management team, which is administered through a broad-based committee that includes executives from our operations, internal audit, compliance, clinical quality, revenue management, accounting, risk management, finance, human resources, information technology, and legal departments. The Board of Directors is responsible for the overall supervision of the Company’s risk management activities and annually performs a review of those activities along with a review of the Company’s enterprise risk assessment. The Board’s oversight of the material risks faced by the Company occurs at both the full board level and at the committee level.

The Audit and Compliance Committee has oversight responsibility, not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. The Audit and Compliance Committee also oversees the delegation of responsibility for the oversight of specific risk areas among the other Board committees, consistent with the committees’ charters and responsibilities.

The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. For additional information regarding the Company’s risk assessment of its compensation programs and practices, and relevant considerations in connection therewith, see “Compensation Discussion and Analysis – Risk Assessment of Executive Compensation.”

Management provides regular updates throughout the year to the respective Board committees regarding the management of the risks each committee oversees, and each of these committees discuss those risks with the full Board at either regular meetings of the Board or at committee meetings in which all Board members participate. At least once every year, the Audit and Compliance Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes it deems appropriate. The Audit and Compliance Committee, together with the full Board of Directors, is actively involved in the oversight of risk issue identification and assessment at the Company and mitigation strategies employed by the Company with respect to each of these risks.

In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussions of possible risks. At each Board meeting, the Chair and Chief Executive Officer addresses, in a director-only session, matters of particular importance or concern, including any areas of risk that require attention from the Board. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short and long-term strategies, including consideration of risks facing the Company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the three fully independent Board committees, as well as the Lead Director, to exercise effective oversight of the actions of management, led by Mr. Smith as Chair and Chief Executive Officer, in identifying risks and implementing effective risk management policies and controls.

What are the standing committees of the Board of Directors?

Our Board of Directors has three standing committees: Audit and Compliance, Compensation, and Governance and Nominating. Each of these committees is comprised solely of independent directors, and each independent director meets the additional criteria for committee membership, as set forth in the applicable committee charter. Each standing committee operates pursuant to a committee charter. The current composition of our Board’s standing committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee
John A. Clerico, Chair James S. Ely III John A. Fry H. James Williams, Ph.D.	H. Mitchell Watson, Jr., Chair John A. Clerico Julia B. North	Julia B. North, Chair John A. Fry William Norris Jennings, M.D.

Mr. Watson is not standing for re-election.

How many times did the Board of Directors and its committees meet in 2016? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders; all nine (9) of our then-serving directors were present at our 2016 Annual Meeting of Stockholders. The annual meeting of the Board of Directors in 2016 was held immediately after the 2016 Annual Meeting of Stockholders.

In 2016, the Board of Directors held six (6) regular meetings and six (6) special meetings. Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he/she served during the period in which he/she served in 2016.

The Audit and Compliance Committee held eight (8) meetings during 2016. A number of the meetings held by the Audit and Compliance Committee also included the other independent members of the Board of Directors. As set forth in its charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the requirements of the Corporate Integrity Agreement, dated July 28, 2014, between the Company and the Office of Inspector General of the United States Department of Health and Human Services, and any amendments thereto (the “CIA”); (iv) the independent registered public accounting firm’s qualifications and independence; (v) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (vi) the Company’s policy on the use of derivative products. The Audit and Compliance Committee report is incorporated herein by reference to Part III of the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2017 under “Item 10. Directors, Executive Officers and Corporate Governance.”

The Compensation Committee held four (4) meetings during 2016. The primary purpose of the Compensation Committee is to: (i) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executives; (ii) administer the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan, as amended and restated from time to time, with regard to the employees to whom Section 162(m) of the Internal Revenue Code (the “IRC”) applies; (iii) approve awards and grants and administer outstanding awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Company’s stock option and award plan, as amended and restated from time to time; and (iv) produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee’s report is set forth later in this Proxy Statement.

As set forth in its charter, the primary responsibilities of the Compensation Committee are to oversee the elements of the compensation arrangements available to the Company and its subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Compensation Committee also approves the goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target-based compensation awards and equity grants.

Pursuant to its charter, the Compensation Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting, or Mercer, which is a wholly-owned subsidiary of March & McClellan Companies, Inc., or MMC, has served as the independent executive compensation consultant to the Compensation Committee. A representative of Mercer attends meetings of the Compensation Committee and communicates with the Compensation Committee chair between meetings on matters related to executive compensation. Mercer’s fees for serving as the Compensation Committee’s independent executive compensation consultant in 2016 were approximately $292,000. During 2016, the Company, at the direction of management, also retained MMC or its affiliates to provide limited consulting services to management, which services were limited primarily to conducting actuarial analyses of the Company’s Supplemental Executive Retirement Plan. In 2016, the total amount paid to MMC or its affiliates for such services was approximately $166,000. Although the Compensation Committee is aware that the Company uses MMC or its affiliates for such services, it does not specifically approve those services. The Compensation Committee has assessed Mercer’s independence pursuant to the independence factors set forth for compensation consultants in the NYSE listing standards, the NASDAQ Global Market Listing Rules and in the Compensation Committee’s charter and has determined that no conflicts of interest exist.

The Governance and Nominating Committee met two (2) times during 2016. The primary purpose of the Governance and Nominating Committee is to (i) recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company; (ii) review at least annually the Company’s Governance Guidelines and make any recommended changes, additions or modifications; (iii) identify individuals qualified to become Board members and to select, or recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders; (iv) assist the Board by making recommendations regarding compensation for directors; and (v) subject to Delaware law, review and approve the Company’s policies on and responses to important stockholder issues and proposals, and recommend to the Board the placement of stockholder proposals, and the Board’s response thereto, in the proxy statement.

Who are the Company’s audit committee financial experts?

Our Board has determined that all four of the members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — John A. Clerico, James S. Ely III, John A. Fry, and H. James Williams, Ph.D.

Does the Company have limitations regarding service on other boards by the Company’s directors?

Yes, in order to ensure that our directors have sufficient time to devote to Company matters, under the Company’s Governance Guidelines, no non-management director of the Company may serve on more than four other public companies’ boards of directors. In addition, no member of the Company’s Audit and Compliance Committee may serve on more than two other companies’ audit committees. The Company’s Chief Executive Officer may not serve on more than two other public companies’ boards of directors and is required to obtain the approval of the Governance and Nominating Committee prior to accepting any such nomination or appointment. A director of the Company is required to notify the chair of the Company’s Governance and Nominating Committee and the secretary of the Company in a timely fashion of his or her appointment to or resignation from the board of directors of another public company. Any member of the Audit and Compliance Committee is also required to notify the chair of the Company’s Governance and Nominating Committee and the secretary of the Company of his or her appointment to or resignation from another company’s audit committee.

Does the Company have a code of conduct?

The Company has a robust compliance program, the cornerstone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board of Directors and our officers, as well as employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 1997.

Where can I obtain a copy of the Company’s Board of Directors’ governance documents?

Copies of the current version of our Governance Guidelines, including our independence standards, along with current versions of our By-laws, Code of Conduct and Board committee charters are posted on the Company Overview — Corporate Governance section of our internet website at www.chs.net/company-overview/corporate-governance/. These items are also available in print to any stockholder who requests them by writing to Community Health Systems, Inc., Investor Relations, at 4000 Meridian Boulevard, Franklin, TN 37067.

How are the Company’s Directors compensated?

Our Board of Directors has approved a compensation program for non-management directors, which consists of both cash and equity-based compensation. The Board compensation is typically reviewed annually by the Governance and Nominating Committee and the Compensation Committee’s independent executive compensation consultant, Mercer Human Resources Consulting, and adjusted if needed, on the same cycle as is our executive compensation. In addition, pursuant to a final order of settlement in the derivative actions In re Community Health Systems Inc. Shareholder Derivative Litigation Case (the “Settlement Agreement”) entered into by the Company in January 2017, the Company adopted a requirement that it would pay at least one-half of the non-management directors’ annual compensation in the form of equity in the Company.

For 2016, the non-management directors’ compensation package was reviewed by the Governance and Nominating Committee, in consultation with Mercer. Mercer advised that, based on a review of the board compensation paid by our peer group as set forth below under “Compensation Discussion and Analysis – Components of the Executive Compensation Program – Peer Group Companies (for 2016 Compensation Cycle),” the annual total compensation package of $290,000 paid to our non-management directors in 2015 continued to be generally consistent with the median total director compensation package paid by companies within our peer group. Consistent with this analysis, in 2016, each non-management director received a cash stipend of $120,000 as well as an equity award with a grant date fair value of approximately $170,000, which were the same amounts awarded to our non-management directors in 2015. For 2016, no changes were made to the additional annual stipends for the three committee chairs compared to 2015, which were as follows: Audit and Compliance Committee: $20,000; Compensation Committee: $15,000; and Governance and Nominating Committee: $12,250.

The annual cash stipend of $120,000 to all non-management directors and the additional annual stipends for the three committee chairs were paid in quarterly installments in 2016. No separate meeting attendance fees are paid to the directors. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.

For 2016, each of our non-management directors was granted 11,017 restricted stock units in respect of the equity portion of the non-management directors’ compensation in March 2016, at the same time that management’s long-term incentive awards were granted. On the date of grant, these awards had an actual award value of $169,992 per non-management director, which represented the number of restricted stock units valued at $170,000 rounded to the nearest whole number. Upon the Company’s completion of the spin-off of Quorum Health Corporation (“QHC”) as a separately-traded public company on April 29, 2016, the number of restricted stock units granted pursuant to this award was adjusted to 13,484 restricted stock units (an incremental 2,467 restricted stock units) pursuant to the Employee Matters Agreement between the Company and QHC, dated April 29, 2016, to preserve the aggregate intrinsic value of the original award. The unvested portion of prior years’ grants of restricted stock units was adjusted in the same manner.

Any non-management directors who join our Board of Directors during the first six months of the year will receive the same number of restricted stock units as is awarded to the other non-management directors as stock-based compensation for that year; however, if a non-management director’s appointment occurs during the last six months of the year such non-management director will receive no stock-based compensation until the following year. These restricted stock unit awards vest in one-third increments on each of the first three anniversaries of the grant date for so long as the director is a member of the Board. If a non-management director’s service as a member of the Board terminates as a result of death, disability, or for any other reason (other than “for cause”), all unvested restricted stock units will vest as of the date of termination.

At any time prior to the beginning of the calendar year, a non-management director may elect to defer some or all of their cash compensation for the upcoming year into a cash account or stock unit account pursuant to the Company’s Directors’ Fees Deferral Plan, amended and restated as of December 10, 2008. When making a deferral election, a non-management director may elect to receive payment for the deferred amounts in a lump sum or in installments beginning either upon his or her separation from service with the Company or the attainment of an age specified by the non-management director.

A number of extraordinary circumstances, including the Company’s ultimately withdrawn offer to acquire Tenet Healthcare Corporation in 2011, the attention to certain government investigations, the Company’s acquisition of HMA in 2014, and the cyber-attack on the Company’s information systems that occurred in 2014, placed heightened time commitments on the Company’s non-management directors. In 2015, based on the recommendation of the Governance and Nominating Committee as well as feedback from Mercer, the Board approved a special cash stipend of $200,000 to be paid to each of the non-management directors who were serving on the Board as of December 31, 2014 to compensate them for these heightened time commitments. This special cash stipend was paid in two equal annual installments in each of March 2015 and March 2016 and was in addition to the annual non-management director compensation package discussed above. The Company does not expect a similar special cash stipend to be paid to non-management directors in 2017.

Management directors do not receive any additional compensation for their service on the Board.

Director Compensation

The following table summarizes the aggregate fees earned or paid and the value of equity-based awards earned by our non-management directors in 2016:

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Unit Awards ($) (2)	Total Compensation ($)
John A. Clerico	240,000	169,992	409,992
James S. Ely III	220,000	169,992	389,992
John A. Fry	220,000	169,992	389,992
William Norris Jennings, MD	220,000	169,992	389,992
Julia B. North	232,250	169,992	402,242
H. Mitchell Watson, Jr.	235,000	169,992	404,992
H. James Williams, Ph.D.	120,000	169,992	289,992

(1)	This amount includes the annual cash stipend of $120,000 paid to all non-management directors and the additional annual cash stipends paid to the chairs of the Board’s three committees, as well as a special cash stipend of $100,000 discussed above paid to all non-management directors who were serving on the Board as of December 31, 2014. All fees for 2016 were paid in cash to each outside director except for Mr. Ely and Mr. Watson. Mr. Ely elected for the entire amount of his fees, except for the special cash stipend, to be deferred with stock units. He received 12,076.752 stock units and $100,000 in cash. Mr. Watson elected for a portion of his fees to be deferred with stock units. He received 2,012.792 stock units and $220,000 in cash. These deferrals were made pursuant to the Company’s Directors’ Fees Deferral Plan, as amended and restated as of December 10, 2008. Additionally, upon the Company’s completion of the spin-off of QHC noted above, the number of stock units outstanding under the deferral plan was adjusted pursuant to the Employee Matters Agreement between the Company and QHC, dated April 29, 2016, to preserve the aggregate intrinsic value of the outstanding stock units. Mr. Ely received 1,008.720 additional stock units and Mr. Watson received 2,439.385 additional stock units related to this adjustment. While she did not elect to defer any director fees during 2016, Ms. North also received 6,139.253 additional stock units on the outstanding number of stock units she had outstanding that previously had been deferred by her as part of the adjustment related to the spin-off of QHC.
(2)

This amount reflects the grant date fair value of director compensation earned in the form of restricted stock unit awards. This grant is based on the portion of his or her annual compensation that is allocated to equity. For 2016, this value based award amount was for 11,017 restricted stock units granted on March 1, 2016 ($15.43 per share). The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification

Topic 718 (“ASC 718”). As of December 31, 2016, each non-management director, except for Dr. Williams (who held 13,484 restricted stock units due to his more recent appointment to the Board of Directors), had 17,817 restricted stock units outstanding (which takes into account the incremental restricted stock units issued in connection with the spin-off of QHC as noted above to preserve the aggregated intrinsic value of the original award), with a total of 120,386 restricted stock units.

How are Directors nominated by the Company?

The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any director nominee, including any director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company, and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to nominate a candidate for director. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the Chair and Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chair and Chief Executive Officer and, when deemed appropriate, utilize fee-paid third-party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s independence standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the chair of the Governance and Nominating Committee and the Chair and Chief Executive Officer.

What diversity considerations are evaluated in nominating Directors?

As set forth in the charter of the Governance and Nominating Committee, the nominating criteria require the committee to “determine as necessary the portfolio of skills, experience, perspective and background required for the effective functioning of the Board.” The most robust selection process occurs at the time a new director is being added, including upon the decision of a Board member that he or she will not stand for re-election at the end of a then current term. The Governance and Nominating Committee takes into account a variety of factors in selecting and nominating individuals to serve on the Board of Directors, including:

The Board’s and the Company’s needs for input and oversight about the strategy, business, regulatory environment, and operations of the Company;

The management directors’ views as to areas in which additional advice and counsel could be provided by the Board;

The mix of perspectives, experience and competencies currently represented on the Board; while this is primarily directed to the professional acumen of an individual, it may also include gender, ethnic and cultural diversity;

The results of the Board’s annual self-assessment process; and

As to incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Governance and Nominating Committee seeks candidates with broad background and experience that will enable them to serve on and contribute to any of the Board’s three standing committees. The Governance and Nominating Committee also believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all stockholders of the Company.

The experience, skills and diversity contributions of each of the members of the Board of Directors is described below under “Members of the Board of Directors.”

How can stockholders nominate or recommend individuals to serve on the Company’s Board?

There are three ways in which stockholders can participate in the nomination process.

First, as a result of the stockholder vote in favor of “proxy access” at the 2016 Annual Meeting of Stockholders, the Board amended the Company’s By-laws to provide a means for stockholders to nominate directors and have their nominee’s names included in the Company’s proxy statement. The procedures and applicable dates for “proxy access” nominees are referenced below in “How can I submit a stockholder proposal or nominate a Director for the 2018 Annual Meeting of Stockholders?”

Second, the Company’s Board, subject to the exercise of its fiduciary duties, will include two independent Directors who are nominated by the Board from a pool of qualified candidates who are recommended for nomination to the Board by the Governance and Nominating Committee after being identified by one or more stockholders of the Company who have continuously held at least 1% of the Company’s outstanding Common Stock for at least one year prior to making such recommendation. The addition of these two director positions and the process for nomination and service is pursuant to the Settlement Agreement, and will continue for a period of four years, which commenced on January 17, 2017. As of March 15, 2017, no recommendations for nomination had been received from this group of stockholders. Recommendations may be made at any time and are subject to the same evaluation process as all other director nominees. If one or more mutually satisfactory candidates is identified pursuant to the processes set forth above and in the Settlement Agreement, the Board will establish up to two vacancies on the Board and nominate the candidates for election to the Board or, if no stockholders’ meeting is scheduled within the next 90 days, the Board will establish up to two vacancies on the Board and appoint these candidates to fill such vacancies.

Finally, the Governance and Nominating Committee will consider candidates for election to our Board of Directors who are recommended by stockholders submitted in accordance with our advance notice by-law provisions. The procedures applicable for such nominations made pursuant to our advance notice by-law provisions are referenced below in “How can I submit a stockholder proposal or nominate a Director for the 2018 Annual Meeting of Stockholders?” The Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees or other potential candidates recommended by a Board member, management, search firm or other source in order to evaluate any director nominations properly submitted by a stockholder.

How can I submit a stockholder proposal or nominate a Director for the 2018 Annual Meeting of Stockholders?

If a stockholder seeks to have a proposal included in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company no later than December 7, 2017 and be submitted in accordance with applicable SEC rules and regulations. Such proposals must be delivered to Community Health Systems, Inc., Attn: Secretary, 4000 Meridian Boulevard, Franklin, TN 37067.

In connection with the proxy access by-law amendments noted above, the Company’s By-laws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials for its annual meeting of stockholders nominees for election to the Company’s Board of Directors constituting up to the greater of (x) two individuals or (y) 20% of the number of Directors currently serving on the Company’s Board, provided that the stockholder(s) and the nominee(s) comply with the proxy access procedures described in the By-laws. For the Company’s 2018 Annual Meeting of Stockholders, the Secretary must receive notice of such proxy access director nomination no earlier than November 7, 2017 and no later than December 7, 2017 (or, if the annual meeting is called for a date that is not within 30 days of May 16, 2018, the notice must be received by the later of the date that is 180 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). Any nominations made pursuant to the proxy access provisions of the Company’s By-laws must be in proper written form and must meet the detailed disclosure and other requirements applicable to the proxy access nominations set forth in the Company’s By-laws.

In addition, if a stockholder seeks to bring business before our annual meeting that is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8, or seeks to make a director nomination, and that is not made pursuant to the proxy access provisions noted in the previous paragraph, such stockholder must comply with the advance notice procedures described in the Company’s By-laws. For the Company’s 2018 Annual Meeting of Stockholders, the Secretary must receive notice of such business or director nomination no earlier than January 21, 2018 and no later than February 20, 2018 (or, if the annual meeting is called for a date that is not within 30 days of May 16, 2018, the notice must be received by the later of the date that is 90 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed).

All such stockholder proposals or director nominations made pursuant to the advance notice provisions of the Company’s By-laws must be in proper written form and must meet the detailed disclosure requirements set forth in the Company’s By-laws. The Company’s By-laws also require that stockholder proposals concerning nomination of directors provide additional disclosure and information regarding any nominee. Any stockholder proposals or director nominations made pursuant to the Company’s advance notice by-laws must be in proper written form and must meet the detailed disclosure and other requirements applicable to such stockholder proposals or director nominations set forth in the Company’s By-laws.

MEMBERS OF THE BOARD OF DIRECTORS

Each of the Company’s director nominees are nominated for election to a term of one (1) year. W. Larry Cash and H. Mitchell Watson will not stand for re-election at the 2017 Annual Meeting. The Board intends to reduce the size of the Board from nine (9) members to eight (8) members at the 2017 Annual Meeting in connection with the departures of Messrs. Cash and Watson. Upon the recommendation of the Governance and Nominating Committee, the eight (8) persons listed in the table below are nominated for election at the Meeting, each to serve as a director for a term of one (1) year and until his or her successor is elected and qualified.

Name	Age	Position
John A. Clerico	75	Director
James S. Ely III	59	Director
John A. Fry	56	Director
William Norris Jennings, M.D.	73	Director
Julia B. North	69	Director
Wayne T. Smith	71	Chairman of the Board, Chief Executive Officer, and Director
H. James Williams, Ph.D.	62	Director
Tim L. Hingtgen (nominee)	49	President, Chief Operating Officer, and Director Nominee

John A. Clerico	Director Since 2003

Audit and Compliance Committee Chair

Compensation Committee Member

Since 2000, when Mr. Clerico co-founded ChartMark Investments, Inc., a registered investment advisor providing portfolio management, investment consulting and financial planning solutions to individuals, small businesses and institutions, he has served as its chairman and as a registered financial advisor. From 2006 until 2012, Mr. Clerico served on the board of directors of Global Industries, Ltd., a provider of solutions for offshore oil and gas construction, engineering, project management and support services, with prior service on its audit, compensation and finance (chair) committees. In 2008, Mr. Clerico resigned from these committees upon his appointment as chairman of the board and interim chief executive officer. He stepped down as Global Industries, Ltd.’s interim chief executive officer in 2010 but continued to serve as chairman of its board through 2011, when Global Industries, Ltd. was acquired by Technip S.A. From 1992 to 2000, he served as an executive vice president and chief financial officer and a director of Praxair, Inc., a supplier of industrial gases and coatings and related services and technologies. From 1983 until its spin-off of Praxair, Inc. in 1992, he served as an executive officer of Union Carbide Corporation in various financial and accounting areas. Mr. Clerico currently serves on the board of directors of Educational Development Corporation, a trade publisher and distributor of children’s books, and serves on its audit (chair), compensation, executive, and nominating and corporate governance (chair) committees. He previously served on the board of MacroSolve, Inc., a provider of consulting services related to the development, marketing and financing of mobile app businesses that also focuses on intellectual property licensing and enforcement of its mobile app market development patent where he also served on its audit (chair) and compensation committees.

Mr. Clerico brings executive leadership experience and skills to the Board of Directors. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His extensive experience in industries (chemical and industrial gases) with a high risk profile give him a unique perspective on risk oversight. His14 years of experience guiding our Board’s Audit and Compliance Committee and serving as one of its “audit committee financial experts” lend important continuity to the Board’s financial, audit, and compliance oversight functions. Finally, having formed and operated his own investment company, Mr. Clerico also brings the investor perspective to the Board’s review activities.

James S. Ely III	Director Since 2009

Audit and Compliance Committee Member

Mr. Ely founded PriCap Advisors, LLC (formerly known as Priority Capital Management LLC) in 2008 and has served as its chief executive officer since its inception. From 1995 to 2008, he was a senior banker and managing director in J.P. Morgan’s Syndicated and Leveraged Finance Group, where he was responsible for structuring and arranging syndicated loans and high yield issues in the healthcare, aerospace, defense and other sectors. Mr. Ely’s service with J.P. Morgan’s predecessor institutions commenced in 1987. He is a director of Select Medical Holdings Corporation, a provider of long-term hospitalization services, and serves on its audit and compliance committee.

Mr. Ely’s educational background (MBA in finance and accounting from the University of Chicago) and extensive (over twenty years) experience in the financing industry, and in the healthcare sector in particular, provide a needed area of expertise among the independent Board members. He is able to assist the Board members and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on the Company’s balance sheet.

John A. Fry	Director Since 2004

Audit and Compliance Committee Member

Governance and Nominating Committee Member

Mr. Fry has served as president of Drexel University in Philadelphia, Pennsylvania since 2010. Prior to becoming president of Drexel University, Mr. Fry served as president of Franklin & Marshall College in Lancaster, Pennsylvania from 2002 until 2010. From 1995 to 2002, he was executive vice president of the University of Pennsylvania and served as the chief operating officer of the university and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry is a member of the board of trustees of Delaware Investments, an asset management firm, with oversight responsibility for all of the portfolios in that mutual fund family; he also serves as chair of its nominating and corporate governance committee. Mr. Fry also serves as a director of vTV Therapeutics Inc., a clinical-stage pharmaceutical company focused on the discovery and development of human therapeutics.

Mr. Fry’s unique experience as the president of an academic institution, together with his prior experience with the University of Pennsylvania Health System and service on the boards of a number of non-profit institutions, brings two important perspectives to the Board of Directors. His familiarity with the governance issues faced by non-profit organizations assists the Board of Directors in understanding the competitive environment in which many of the Company’s competitors and acquisition targets operate. His educational background (MBA in accounting from New York University) and his experience in financial management, financial reporting, audit and compliance, and risk management are all skill sets available to and needed by the Board of Directors.

William Norris Jennings, M.D.	Director Since 2008

Governance and Nominating Committee Member

Dr. Jennings is currently retired. For more than 43 years, he was a practicing family medicine physician, most recently with KentuckyOne Health, in Louisville, Kentucky, which was formed by the merger of Jewish Hospital & St. Mary’s HealthCare with Saint Joseph Health System in 2012. He served on KentuckyOne Health’s quality committee and formerly served as the quality committee chair for The Physician Group, which was affiliated with Jewish Hospital & St. Mary’s HealthCare prior to its merger with Saint Joseph Health System. From 1971 until 2005, when the practice was acquired by Jewish Hospital, Dr. Jennings was in private practice with Southend Medical Clinic, PSC, serving as its managing partner.

Dr. Jennings brings the perspective of a physician to the Board of Directors. His career in a community practice setting is typical to that of most of the Company’s facilities and he provides advice to the Board of Directors and management about trends in both medicine and the organization and operation of physician practices. His experience managing large physician practices, with particular focus in the areas of risk and quality oversight, brings counterpoint and balance to the perspectives presented by management leadership. He also brings practitioner insight to quality measures and reporting, electronic health record implementation, and federal government regulation of practitioner-hospital relationships.

Julia B. North	Director Since 2004

Lead Director

Governance and Nominating Committee Chair

Compensation Committee Member

Ms. North was elected as our Lead Director in February 2017. She is currently retired. Over the course of her career, Ms. North served in many senior executive positions, including as president of consumer services for BellSouth Telecommunications, Inc. from 1994 to 1997. After leaving BellSouth in 1997, she served as the president and chief executive officer of VSI Enterprises, Inc., a manufacturer of video conferencing systems, until 1999. She currently serves on the board of directors of Acuity Brands, Inc., a provider of lighting fixtures and related products and services, and serves on its compensation committee and governance committee, with previous service on its audit committee. From 2011 until 2016, Ms. North served on the board of directors of Lumos Networks Corp., a fiber-based telecommunications service provider, where she served on its compensation committee (chair). She also previously served on the boards of directors of NTELOS Holdings Corp., a provider of wireless and wireline communications services, where she also served on its compensation committee and nominating and governance committee (chair); Simtrol, Inc., a developer of enterprise-class software solutions, where she also served on its audit committee and compensation committee; Winn-Dixie Stores, Inc., a food retailer, where she also served on its compensation committee (chair), nominating and governance committee (chair), and audit committee; and MAPICS, Inc., a business application software and consulting company, where she also served on its compensation committee.

Ms. North has extensive experience serving on boards of directors and brings those experiences to her service as our Lead Director and on the Board’s Compensation Committee and Governance and Nominating Committee. The breadth of the industries in which she has worked provides risk assessment perspectives that are different from the Company’s operations. Her operational experience in customer service, marketing, technical network design, and strategic planning bring those skill sets, not represented by other Board members, to the Board’s functions.

Wayne T. Smith	Director Since 1997

Chairman of the Board

Mr. Smith is our Chairman and Chief Executive Officer. Mr. Smith joined us in January 1997 as President, a position he held until January 2014. Since April 1997, he has served as our Chief Executive Officer and as a member of the Board of Directors. In 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith was president and chief operating officer of Humana Inc., where he served in various management positions during 23 years with that company, and as a director from 1993 to 1996. He currently serves on the board of directors of Praxair, Inc. and serves on its compensation committee (former chair). Mr. Smith also serves on the board of trustees of Auburn University. He previously served on the board of directors of Citadel Broadcasting Corporation, an owner and operator of radio stations and producer and distributor of radio programming, where he also served on its audit committee. Mr. Smith is a past-chair and current board member of the Nashville Area Chamber of Commerce, the Federation of American Hospitals and Nashville Health Care Council.

Mr. Smith is one of the most tenured executives in the healthcare industry, with decades of experience in both the hospital sector and the managed care sector. He has been named one of the 100 Most Influential People in Healthcare each of the 15 years Modern Healthcare has published the peer voted list, ranking number 23 in 2016. Institutional Investor magazine has also named Smith a Top CEO for the healthcare facilities sector several times over the past decade. His service on other companies’ boards of directors provides him with insights and experiences to support his leadership of the Company and its Board of Directors. Mr. Smith has been honored year after year by investor organizations as being one of the top chief executive officers in the institutional provider segment of the healthcare sector.

H. James Williams, Ph.D.	Director Since 2015

Audit and Compliance Committee Member

Dr. Williams has served as president of Mount St. Joseph University in Cincinnati, Ohio since March 2016. Mount St. Joseph University provides interdisciplinary liberal arts and professional curricula to its students, including a number of graduate and doctoral healthcare programs. Prior to that, he served as president of Fisk University, a leading liberal arts university located in Nashville, Tennessee, from February 2013 until September 2015. Fisk University is renowned for its leadership role and history in the education of African-American students. Dr. Williams also served as dean and a professor of accounting at the Seidman College of Business of Grand Valley State University in Grand Rapids, Michigan from 2004 until 2013. From 2006 until 2013, Dr. Williams served on the board of trustees of St. Mary’s Hospital, a non-profit hospital in Grand Rapids, Michigan. From 1999 until 2004, he was dean and a professor of accounting at the School of Business of North Carolina Central University in Durham, North Carolina. From 1994 to 1999, Dr. Williams was dean of the School of Management and a professor of accounting at Delaware State University in Dover, Delaware. Prior to that, he held faculty positions in the business schools at several universities. Dr. Williams also serves on the boards of several non-profit organizations. He previously served on the advisory board of Fifth Third Bank of Tennessee and as a member of the Metropolitan Nashville Airport Authority’s Air Service Coalition. Dr. Williams has also practiced law, primarily in the areas of partnership and corporate tax, as well as contract law. He started his diverse career as an accountant with Ernst & Young where he worked in the audit division with companies in the banking, textiles, automotive and shipping industries.

Dr. Williams’ educational background (MBA in accounting from the University of Wisconsin-Madison; Ph.D. in accounting from University of Georgia; and J.D. and LL.M. degrees from Georgetown University Law Center) and his extensive teaching experience provide additional accounting expertise to the Board of Directors. Additionally, his diverse experience, including serving as president of academic institutions and service on the boards of a number of non-profit institutions and a bank, bring a unique perspective to the Board of Directors.

Tim L. Hingtgen	Nominee

Mr. Hingtgen has served as our President and Chief Operating Officer since September 2016. He joined us in 2008 as a vice president of division operations, and, in January 2014, he was promoted to division president. In that position, he oversaw the operations of our affiliated hospitals in Alaska, Arizona, California, Nevada, New Mexico, Oklahoma, Oregon, Utah, Washington and Wyoming. In May 2016, Mr. Hingtgen was promoted again to executive vice president of operations. In that position he worked directly with the Company’s chief executive officer, chief operating officer and chief financial officer to advance the Company’s strategic priorities and to help elevate operational and financial performance in key markets. Mr. Hingtgen has over 20 years of healthcare management experience. Prior to joining us, he held chief operating officer and chief executive officer positions at for-profit hospitals in Arizona, Indiana and Nevada from 2001 to 2008. Mr. Hingtgen has a master’s degree in business administration from the University of Nevada, Las Vegas.

As the Company’s chief operating officer, Mr. Hingtgen brings a new and deep perspective on the strategic development of the Company and its business lines, as well as the operation of hospitals, outpatient care centers, and networked delivery systems. His vision and implementation of the corporate-wide efforts to strengthen the Company’s overall operations and support of organic growth and the delivery of high quality healthcare services are needed inputs on the Board’s development of its agenda.

The following incumbent directors’ terms expire at the 2017 Annual Meeting. Messrs. Cash and Watson will not stand for re-election at the Annual Meeting.

W. Larry Cash	Director Since 2001

Mr. Cash will be retiring as our President of Financial Services and Chief Financial Officer effective at the 2017 Annual Meeting. Mr. Cash joined us as Executive Vice President and Chief Financial Officer in 1997. In 2001, he was also named to our Board of Directors. In January 2014, he was named our President of Financial Services. Prior to joining us, he served as vice president and group chief financial officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as senior vice president of finance and operations from 1993 to 1996. He is also a director of Cross Country Healthcare, Inc., a provider of nurse and allied staffing services, multi-specialty locum tenens services, and other human capital management services in the healthcare industry, and he serves on its audit (chair) and compensation committees.

H. Mitchell Watson, Jr.	Director Since 2004

Compensation Committee Chair

Mr. Watson is currently retired. From 1981 to 1989, Mr. Watson was a vice president of International Business Machines Corporation (IBM), serving from 1981 to 1985 as president of its systems product division, and from 1985 through 1988 as vice president of marketing and service. From 1989 until its sale in 1992, Mr. Watson was the president and chief executive officer of ROLM Corporation, a joint venture between IBM and Siemens AG that produced digital voice systems. Mr. Watson previously served on the board of directors of Praxair, Inc. from 1992 until 2010, where he also served on its audit (chair), compensation, and governance and nominating committees. He also previously served on the boards of directors of Roadway, Inc., a transportation service provider, where he also served on its audit and compensation committees; and MAPICS, Inc., where he served as chairman of the board and on its audit committee. Mr. Watson serves on the Board of Trustees of the University of North Carolina-Asheville Foundation, is a past president of Helen Keller International, chairman emeritus of the Brevard Music Center in Brevard, North Carolina, has served on the board of Union Theological Seminary in New York, New York, and as trustee of the Interdenominational Theological Center at Atlanta University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 20, 2017, except as otherwise footnoted, with respect to ownership of our Common Stock by:

each person known by us to be a beneficial owner of more than 5% of our Company’s Common Stock;

each of our directors and nominees;

each of our executive officers named in the Summary Compensation Table on page 48 of this Proxy Statement; and

all of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse. Ownership percentages are calculated based on 114,686,164 shares of our Common Stock outstanding as of March 20, 2017.

	Shares Beneficially Owned(1)
Name	Number		Percent
5% Stockholders:
Shanda Asset Management Holdings Limited	15,640,785	(2)	13.6%
Blackrock, Inc.	13,920,733	(3)	12.1%
The Vanguard Group	8,641,029	(4)	7.5%

Directors and Nominees:
W. Larry Cash	724,152	(5)	0.6%
John A. Clerico	106,187	(6)	*
James S. Ely III	56,187	(7)	*
John A. Fry	37,890	(8)	*
Tim Hingtgen	229,523	(9)	0.2%
William N. Jennings, M.D.	38,366	(10)	*
Julia B. North	61,816	(11)	*
Wayne T. Smith	2,648,769	(12)	2.3%
H. Mitchell Watson, Jr.	12,176	(13)	*
H. James Williams, Ph.D.	4,495	(14)	*
Other Named Executive Officers:
David L. Miller	465,880	(15)	0.4%
Michael T. Portacci	172,823	(16)	0.2%
Directors and Executive Officers as a Group (19 persons)	5,466,557	(17)	4.7%

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock when such person or persons have the right to acquire them within 60 days after March 20, 2017. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 20, 2017 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Shares beneficially owned are based on Schedule 13D filed with the SEC on March 13, 2017, by Tianqiao Chen (“Mr. Chen”), Shanda Media Limited, Shanda Investment Group Limited, Shanda Technology Overseas Capital Company Limited and Shanda Asset Management Holdings Limited (“the Shanda Entities”). Each of Mr. Chen and the Shanda Entities has shared voting and dispositive power with respect to 15,640,785 shares of Common Stock. The address of each of Mr. Chen and the Shanda Entities is 8 Stevens Road, Singapore 257819.

(3)	Shares beneficially owned are based on Schedule 13G filed with the SEC on January 12, 2017, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 13,606,280 shares of Common Stock and sole dispositive power with respect to 13,920,733 shares of Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 10, 2017, by The Vanguard Group, Inc. (“The Vanguard Group”). The Vanguard Group has sole voting power with respect to 133,616 shares of Common Stock; shared voting power with respect to 11,973 shares of Common Stock; sole dispositive power with respect to 8,502,603 shares of Common Stock and shared dispositive power with respect to 138,426 shares of Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(5)	Includes 140,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 16,000 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017.

(6)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017.

(7)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017.

(8)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017.

(9)	Includes 3,834 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 37,500 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017.

(10)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017.

(11)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017.

(12)	Includes 340,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 75,000 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017.

(13)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017.

(14)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017.

(15)	Includes 10,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 0 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017. Mr. Miller retired from his position with the Company effective December 31, 2016.

(16)	Includes 42,667 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 20,000 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017.

(17)	Includes 601,001 shares subject to options which are currently exercisable or exercisable within 60 days of March 20, 2017 and 261,000 shares subject to restricted stock awards with performance measures that have not been met as of March 20, 2017.

*	Less than 1%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons who are our directors and executive officers, we believe that during 2016 all of our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

The Company employs Brad Cash, son of W. Larry Cash. In 2016, Brad Cash received a base salary of $324,012, earned a bonus of $82,642 for 2016, which was paid in 2017, and earned additional bonuses totaling $35,000 for his leadership in transactions at certain hospitals and for the effective execution of an operational improvement plan during the fourth quarter of 2015 for the hospitals in his operating division. In 2016, he also received a grant of a restricted stock award with a grant date fair value of $92,580 while serving as the divisional financial executive for one of our operating divisions. The Company believes that the compensation paid to Brad Cash was on terms as favorable to the Company as could have been maintained with an unrelated third party.

On December 31, 2016, CHSPSC, LLC, a wholly-owned subsidiary of the Company, entered into a consulting agreement with David L. Miller, the Company’s former President and Chief Operating Officer, upon his retirement as Executive Vice President and Special Advisor to the Chief Executive Officer. The Company believes that the compensation paid to Mr. Miller under his consulting agreement is on terms as favorable to the Company as could have been maintained with an unrelated third party. Pursuant to the consulting agreement, Mr. Miller provides certain consulting services related to matters of administration, healthcare operations, healthcare management and other matters as requested by our Chief Executive Officer. The term of the consulting agreement is from January 1, 2017 to March 31, 2019, subject to the right of either party to terminate the consulting agreement at any time upon 30 days written notice. During the term of the consulting agreement, Mr. Miller receives consulting fees of $16,666.66 per month, and he is subject to restrictions on competing with the Company or its affiliates. For the duration of the consulting agreement, Mr. Miller’s previously granted stock options will remain in effect in accordance with the applicable terms of their grant. He will also continue to vest in previously granted restricted stock of the Company in accordance with the applicable time-vesting schedule.

On March 31, 2017, CHSPSC, LLC entered into a consulting agreement with Rachel A. Seifert, the Company’s former Executive Vice President, Secretary and General Counsel, upon her retirement. The Company believes that the compensation paid to Ms. Seifert under her consulting agreement is on terms as favorable to the Company as could have been maintained with an unrelated third party. Pursuant to the consulting agreement, Ms. Seifert provides certain consulting services related to legal matters as requested by our Chief Executive Officer. The term of the consulting agreement is from April 1, 2017 to March 31, 2019, subject to the right of either party to terminate the consulting agreement at any time upon 30 days written notice. During the term of the consulting agreement, Ms. Seifert receives consulting fees of $20,833 per month, and she is subject to restrictions on competing with the Company or its affiliates. For the duration of the consulting agreement, Ms. Seifert’s previously granted stock options will remain in effect in accordance with the applicable terms of their grant. She will also continue to vest in previously granted restricted stock of the Company in accordance with the applicable time-vesting schedule.

It is anticipated that, upon his retirement as the Company’s President of Financial Services and Chief Financial Officer concurrently with the 2017 Annual Meeting, Mr. Cash will enter into a consulting agreement with CHSPSC, LLC pursuant to which he would advise the Company’s management team on issues related to healthcare finance, management and operations. The terms of such an agreement have not yet been determined but are expected to be as favorable to the Company as could be maintained with an unrelated third party.

In 2005, the Company’s subsidiary CHS/Community Health Systems, Inc. established the Community Health Systems Foundation, a tax exempt charitable foundation. One of the purposes of the foundation is to match, subject to certain conditions, charitable contributions made by the Company’s directors and officers up to an aggregate maximum per year of $25,000 per individual.

There were no loans outstanding during 2016 from the Company to any of its directors, nominees for director, executive officers, or any beneficial owner of 5% or more of our equity securities, or any family member of any of the foregoing.

The Company applies the following policy and procedure with respect to related person transactions, including each of the related person transactions described above. All such transactions are first referred to our General Counsel to determine if they are within the scope of the Company’s written related party transactions policy. Under the Company’s policy, “related person transaction” means those transactions, arrangements or relationships involving the Company and any of its subsidiaries, on the one hand, and any “related person,” on the other hand, excluding any exempted transactions (as described below). Under this policy, a “related person” is defined to mean any person who is a director (or nominee) or an executive officer, any immediate family member of any of the foregoing persons, any person who is a beneficial owner of 5% or more of the Company’s Common Stock (our only class of voting securities) or any immediate family member of such owner, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which any of the foregoing persons has a 5% or more beneficial ownership interest. The Company’s policy exempts related person transactions if it is determined by our General Counsel that the direct or indirect interest a related person had, has or will have in the transaction is not material or that such transaction is not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K. If any such transaction is within the scope of the Company’s related party transactions policy, the transaction must be reviewed by the Audit and Compliance Committee to consider and determine whether, among other factors, the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Guidelines of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, John A. Clerico, Julia B. North and H. Mitchell Watson, Jr. served as members of the Compensation Committee. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable rules of the SEC.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of March 20, 2017. Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., and CHSPSC, LLC, two of our wholly-owned subsidiaries:

Name	Age	Position
Wayne T. Smith	71	Chairman of the Board, Chief Executive Officer and Director
W. Larry Cash	68	President of Financial Services, Chief Financial Officer and Director
Tim L. Hingtgen	49	President, Chief Operating Officer and Director Nominee
Lynn T. Simon, M.D.	57	President of Clinical Services and Chief Quality Officer
Martin J. Bonick	43	Division President — Division Operations
Robert O. Horrar	51	Division President — Division Operations
John W. McClellan	48	Division President — Division Operations
Michael T. Portacci	58	Division President — Division Operations
P. Paul Smith	53	Division President — Division Operations
Rachel A. Seifert	57	Executive Vice President, Secretary and General Counsel
Kevin J. Hammons	51	Senior Vice President and Chief Accounting Officer

Wayne T. Smith — The principal occupation and employment experience of Mr. W. Smith during the last five years is set forth on page 18 of this Proxy Statement.

W. Larry Cash — The principal occupation and employment experience of Mr. Cash during the last five years is set forth on page 20 of this Proxy Statement.

Tim L. Hingtgen — The principal occupation and employment experience of Mr. Hingtgen during the last five years is set forth on page 19 of this Proxy Statement

Lynn T. Simon, M.D. serves as President of Clinical Services and Chief Quality Officer. She has leadership responsibilities for all aspects of clinical operations, including quality and safety, clinical service lines, nursing, and case management. She also oversees medical staff relations, physician practice management, clinical integration and telemedicine initiatives, medical informatics and corporate support areas such as pharmacy, medical imaging, laboratory and hospital-based physician services. Upon joining us in 2010 and until she assumed her current position in January 2014, Dr. Simon served as senior vice president and chief quality officer. She is also a director of Kindred

Healthcare, Inc., a provider of post-acute care services, and she serves on its audit committee and its quality of care and patient outcomes committee. Prior to joining us, Dr. Simon served as vice president of medical affairs at Jewish Hospital in Louisville, Kentucky from 2004 to 2005 and as senior vice president and chief medical officer of Jewish Hospital & St. Mary’s HealthCare from 2005 to 2010, following the merger of Jewish Hospital and St. Mary’s HealthCare. She was a full-time practicing neurologist in Louisville, Kentucky from 1989 until 2005. She has a medical degree from the University of Louisville and a master’s degree in business administration from Bellarmine University in Louisville. Dr. Simon was named to Modern Healthcare’s 50 Most Influential Physician Executives and Leaders list the last two years and to Modern Healthcare’s biennial Top 25 Women in Healthcare list in 2015 and 2017.

Martin J. Bonick serves as Division President — Division I Operations. Mr. Bonick joined us in 2011 as a vice president of division operations bringing more than 18 years of for-profit and non-profit healthcare leadership experience. In January 2014, he was promoted to Division President. He oversees the operations of our affiliated hospitals in Alabama, Louisiana, Mississippi, Missouri, North Carolina and Virginia. Prior to joining us, Mr. Bonick served as chief executive officer of Jewish Hospital in Louisville, Kentucky from 2008 to 2011 as well as senior vice president of operations for its parent company, Jewish Hospital & St. Mary’s HealthCare. Prior to that, Mr. Bonick served as chief executive officer of Oklahoma State University Medical Center in Tulsa, Oklahoma from 2005 to 2008. He has dual master’s degrees in healthcare administration and information management from Washington University in St. Louis.

Robert O. Horrar serves as Division President — Division III Operations. Mr. Horrar joined us in 1998 as vice president of business development and managed care. From 2011 through 2015, he served as vice president of division operations with responsibility for affiliated hospitals in Texas. In January 2016, he was promoted to Division President. He oversees the operations of affiliated hospitals in Indiana, Tennessee and West Virginia. Prior to joining us, Mr. Horrar was with Humana, Inc. for over 11 years and held several key management positions, including executive director for Nevada operations. He holds a master’s degree in healthcare administration from Trinity University in San Antonio.

John W. McClellan serves as Division President – Division IV Operations. Mr. McClellan joined us in 2009 as a vice president of division operations. In that role, he supported operations in affiliated hospitals in Indiana, Pennsylvania and Tennessee. In May 2016, he was promoted to Division President. Mr. McClellan oversees the operations of affiliated hospitals in New Jersey, Ohio, Oklahoma, and Pennsylvania. Mr. McClellan has over twenty years of healthcare management experience. Prior to joining us, Mr. McClellan was with another hospital management company for 13 years, where he served as chief executive officer of hospitals in Florida, Missouri and North Carolina. He holds a master’s degree in healthcare administration from the University of Kentucky.

Michael T. Portacci serves as Division President — Division II Operations. Mr. Portacci joined us in 1988 as a hospital administrator and became a group director with oversight for multiple facilities in 1991. In 1995, he was promoted to group vice president, and in 2001 he was named a senior vice president of group operations. Mr. Portacci oversees the management of our affiliated hospitals in Alaska, Arizona, Arkansas, New Mexico, Texas and Washington. He has a master’s degree in health care administration from Trinity University.

P. Paul Smith serves as Division President — Division V Operations. Mr. P. Smith joined us in 2008 as a vice president of division operations, supporting operations in affiliated hospitals across the southeast. In January 2016, he was promoted to Division President. He oversees the operations of affiliated hospitals in Florida, Georgia and South Carolina. Prior to joining us, Mr. P. Smith was with another hospital management company for 14 years, where he served as a vice president and as chief executive officer of a hospital in North Carolina. He has master’s degrees in both business and health administration from Georgia State University in Atlanta.

Rachel A. Seifert served as Executive Vice President, Secretary and General Counsel until her retirement on March 31, 2017. She was responsible for oversight of all legal aspects within the company, including acquisitions/development, SEC and corporate governance, litigation and management of the legal department. She joined us in 1998 as vice president, secretary and general counsel. She was promoted to senior vice president in 2001 and to executive vice president in 2010.

Kevin J. Hammons serves as Senior Vice President and Chief Accounting Officer. He is responsible for SEC reporting matters, as well as overseeing other accounting and financial reporting matters, including consolidations, income taxes, budgeting and the design and implementation of financial systems and processes. Mr. Hammons joined us in 1997 and, in 2002, he was promoted to assistant vice president, financial reporting. In 2005, he was promoted to vice president, financial reporting. In 2012, he was promoted to vice president and chief accounting officer, and in January 2014, he was promoted to senior vice president. Prior to joining us, he served in various positions in the assurance and advisory services practice at Ernst & Young LLP.

The executive officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated the eight (8) persons listed below for election to serve as directors, each for a term of one (1) year and until his or her successor is elected and qualified.

The nominees for director are:

John A. Clerico

James S. Ely III

John A. Fry

William Norris Jennings, M.D.

Julia B. North

Wayne T. Smith

H. James Williams, Ph.D.

Tim L. Hingtgen

Each of the nominees, other than Tim L. Hingtgen, is an incumbent. Each of the nominees has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the one (1) year term to which he or she has been nominated, if elected. If any of the nominees are unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board of Directors may designate. The Company has no reason to believe that any director nominee will be unable or unwilling to serve if elected as a director.

Required Vote

Each director nominee will be elected if he or she receives more votes “for” his or her election than “against” his or her election. Abstentions and broker non-votes in connection with the election of directors have no effect on such election. If any director nominee does not receive more votes “for” his or her election than “against,” then pursuant to the Governance Guidelines, that nominee is required to promptly submit his or her resignation to the Board of Directors following certification of the vote. The Governance and Nominating Committee (excluding any member of such committee whose resignation is to be considered) is required to consider the resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board is required to take action on the recommendation within 90 days following certification of the vote, and promptly thereafter to publicly disclose its decision and the reasons therefor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to express their views with respect to the compensation of our named executive officers. The vote is on an advisory basis and is non-binding and applies to the compensation disclosed in this Proxy Statement, which has been prepared in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to retain and reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return.

The Company’s executive compensation philosophy and program have consistently and proactively sought to be responsive to governance and stockholder concerns as evidenced by our stockholder outreach efforts and our responsiveness to feedback received in those efforts. Our executive compensation program is overseen by the Compensation Committee of our Board of Directors (which is wholly comprised of independent members of the Board of Directors), and our Compensation Committee engages an independent executive compensation consultant, Mercer Human Resources Consulting, to provide advice to the Compensation Committee.

Our executive compensation program has been designed, reviewed and modified over time to conform to governance best practices and to respond to investor feedback regarding pay practices. All executives are subject to stock ownership guidelines, cash incentive compensation is capped and allocated among components to avoid undue risk, and each of our executives is an at-will employee.

Our Compensation Committee monitors changes in our industry and our business to ensure that the compensation elements continue to meet the goals of the program and the expectations of our stockholders and makes adjustments as necessary.

As described in detail under the heading “Compensation Discussion and Analysis,” our performance in 2016 fell below our financial targets, which significantly impacted the compensation paid to our named executive officers for 2016. In addition, in response to the stockholder advisory vote on our executive compensation at the 2016 Annual Meeting of Stockholders, we undertook a thorough re-evaluation of our executive compensation program, including seeking additional feedback from our stockholders. As a result of that evaluation, we have made significant changes to our annual cash incentive compensation and long-term incentives programs for 2017.

The vote on this resolution is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation, the Compensation Committee will consider the results of this advisory vote and will evaluate whether any additional actions are necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve this Proposal 2. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, the Company this year, as required by Section 14A of the Exchange Act, is providing stockholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years. Consistent with the views of our stockholders expressed in 2011 when we previously held an advisory vote on the frequency of an advisory vote on executive compensation, we have held an advisory vote on executive compensation every year since 2011.

The Board believes that a frequency of “every one year” for the advisory vote on executive compensation continues to be the optimal interval for conducting and responding to a “say on pay” vote. In formulating this recommendation, the Board believes that current best corporate governance practices favor an annual advisory vote, and that an annual advisory vote will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices with respect to our named executive officers on a more timely and consistent basis than the biennial and triennial alternatives. In addition, the Board believes that the annual advisory vote allows the Board and Compensation Committee the opportunity to evaluate compensation decisions in light of this annual feedback from our stockholders in a manner that is consistent with our policy of seeking regular dialogue with our stockholders on corporate governance and executive compensation matters.

Stockholders will not be voting to approve or disapprove the Board’s recommendation. Instead, stockholders will be provided the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining from selecting any particular interval) when voting in response to the resolution set forth below:

“RESOLVED, that the option of every one year, two years, or three years that receives the highest number of votes cast for this resolution will be the preferred frequency with which the Company is to provide shareholders with the opportunity to vote to approve the compensation of named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The Company will consider stockholders to have expressed a non-binding preference for the option that receives the most votes.

Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “EVERY ONE YEAR,” ON AN ADVISORY BASIS, FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

As a leader in the hospital sector of the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, growth in earnings and profitability are paramount objectives of the Company’s strategy. We believe these strategic imperatives are fundamental points of alignment between stockholder value and the compensation of executive management. In recent years, stockholders have focused on year-over-year stock price performance as a key measure of stockholder-executive compensation alignment. Accordingly, we include total stockholder return as a component in the annual incentive compensation plans for the Company’s Chief Executive Officer and Chief Financial Officer.

In 2016, the Company was focused on its previously disclosed portfolio rationalization and deleveraging plan as well as expense reduction efforts. Further, the Company was focused on the expansion of service lines that the Company believes have the greatest growth potential, including orthopedics, neuroscience, cardiovascular care, women’s health and cancer care. The Company believes that these efforts will ultimately result in a stronger Company. Despite the progress made in these areas, the Company did not meet several of its financial expectations in 2016, as initially set forth in the Company’s earnings release issued in February 2016 and as subsequently adjusted to reflect the removal from the 2016 operating results of 38 hospitals and Quorum Health Resources as a result of the spin-off of Quorum Health Corporation as well as the sale of the Company’s minority equity interests in five hospitals located in Las Vegas, Nevada, all of which occurred during the second quarter of 2016 (the “Adjusted 2016 Performance Objectives”). Consistent with the Company’s pay-for-performance philosophy, this resulted in the annual cash incentive compensation and total compensation paid to our named executive officers for 2016 being significantly less than the target cash incentive award that could have been earned if the Company had achieved all of its financial goals. In addition, as a result of the Company’s practice of granting executives approximately the same number of restricted shares each year (absent any change in responsibility, competitive positioning as compared to the peers, etc.), the value of these awards has been greatly reduced due to our stock price declines in 2015 and 2016, as compared to the value of the awards made in prior years.

Executive Summary

Compensation Program Objectives and Best Practices

The primary objectives of the Company’s executive compensation program are to:

Provide market competitive pay levels, compensation programs and incentive plan designs, all of which are underpinned by our strong pay for performance philosophy;

Attract and retain seasoned professionals with demonstrated abilities to capitalize on growth opportunities in both same-store and new markets (both geographic and business line);

Incorporate short-term and long-term components that align the interests of executive management with stockholders while also appropriately incentivizing our executives to drive Company performance and maximize value; and

Adhering to rigorous expense management in an environment of ethical and compliant behavior.

Our executive compensation program has been designed, reviewed and modified over time to conform to governance best practices and to respond to investor concerns regarding pay practices. For example, the Company, over the years, has implemented the following policies:

What We Do	What We Don’t Do
Payfor Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.	ExcessivePerquisites – Perquisites represent less than 1% of our NEOs’ compensation.

MultiplePerformance Metrics – Cash incentive compensation is based on multiple measures to encourage balanced initiatives.	EmploymentAgreements – All of our NEOs are employed on an at-will basis.

TotalShareholder Return is a factor in the Chief Executive Officer’s and Chief Financial Officer’s incentive compensation.	ExciseTax Gross-ups are not offered for any new executives covered under the Company’s Change-in-Control Severance Agreements.

StockOwnership Guidelines – All NEOs are subject to our stock ownership requirements.	“Single-trigger”change-of-control severance payments – Company’s Plan documents prohibit “single-trigger” change in control severance payments.

“Clawback”Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.	Pledgingor Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

AwardCaps – All of our annual cash incentive compensation plans have caps on plan formulas.	Repricingof underwater stock options – Company’s Plan documents prohibit any repricing.

RiskAssessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.

Usea representative and relevant peer group.

Usean independent compensation consultant.

A more detailed discussion of these policies and actions can be found on the following pages.

Over the years, we have continued to adapt elements of the program, as appropriate, taking into account stockholder expectations and feedback in order to ensure that our executive compensation program continues to be structured in an optimal manner.

Key 2016 Compensation Decisions

In 2016, our performance fell below our financial targets, which significantly impacted the compensation paid to our named executive officers. As a result, the following compensation-related decisions were made for 2016:

Annual cash incentive compensation achieved for 2016 was significantly below target: Annual cash incentive compensation paid to our named executive officers for 2016 was significantly less than the cash incentive award that could have been earned if the Company had achieved all of its financial goals. For example, our Chief Executive Officer received only 13% of his maximum cash incentive award attainable for 2016.

Revised performance criteria for 2016 performance-based restricted stock awards: In response to feedback received from our stockholders, we increased the level of achievement required to earn the 2016 performance-based restricted stock awards. For 2016, we replaced the attainment of 75% of the low-end target range of projected earnings per share (as had been used in prior years) with the attainment of 90% of the low-end target range of Adjusted EBITDA. As a result, the performance criteria for 2016 performance-based restricted stock awards required the satisfaction of one of two performance measures: (i) the attainment of 90% of the low-end target range of 2016 Adjusted EBITDA; or (ii) the attainment of 90% of the low-end target range of 2016 net operating revenue (the net operating revenue performance measure was unchanged from prior years), both as based on the Adjusted 2016 Performance Objectives.

Significant decline in grant value of 2016 performance-based restricted stock awards: From 2014 through 2016, we granted our named executive officers the same number of shares of performance-based restricted stock each year (absent any change in responsibility, competitive positioning as compared to the peers, etc.). As an example, our Chief Executive Officer received 150,000 performance-based restricted shares in each of 2014, 2015 and 2016 — thus, the value of performance-based restricted stock awarded to the Chief Executive Officer and other executives is aligned with that of the gains or losses experienced by stockholders. As such, the value of the Chief Executive Officer’s 2016 performance-based restricted stock award as of the date it was granted was 68% less than the value of his 2015 performance-based restricted stock grant as of the date it was granted.

No salary increases: Our Chief Executive Officer and Chief Financial Officer and our then-serving Chief Operating Officer did not receive any increases in their respective base salaries for 2016 compared to 2015.

The chart below reflects the alignment of our Chief Executive Officer’s annual compensation to the Company’s failure to achieve its financial goals and the decline in the price of the Company’s stock. It demonstrates our belief that the compensation of our executives is aligned with our stockholders’ interests.

2015 and 2016 Compensation Elements

Wayne T. Smith, Chairman and Chief Executive Officer

	2015	2016

Salary	$1,600,000	$1,600,000
Incentive Plan Compensation	400,000	640,000
Performance-Based Restricted Stock (grant date fair value) (1)	7,278,000	2,314,500

Total	$9,278,000	$4,554,500

(1)	The closing price of the Company’s stock on the respective grant dates was: $48.52 per share on March 1, 2015; $15.43 per share on March 1, 2016.

Please see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2016 Annual Report on Form 10-K filed on February 21, 2017, for more details about the Company’s recent performance.

Stockholder Outreach and Responsiveness to Feedback

2015 Stockholder Outreach Efforts and 2016 Program Changes

During 2015, we spoke with and received feedback regarding executive compensation and/or other matters from stockholders that held approximately 78% of our shares outstanding at that time. In response to this feedback, we revised the performance criteria used for 2016 performance-based restricted stock awards, as discussed above, to increase the level of achievement required to earn the performance-based restricted stock awards – replacing 75% of the low-end target range of projected earnings per share (as had been used in prior years) with the attainment of 90% of the low-end target range of Adjusted EBITDA. As a result, the performance criteria for 2016 performance-based restricted stock awards required the satisfaction of one of two performance measures, (i) the attainment of 90% of the low-end target range of 2016 Adjusted EBITDA; or (ii) the attainment of 90% of the low-end target range of 2016 net operating revenue, both as based on the Adjusted 2016 Performance Objectives.

2016 Stockholder Outreach Efforts and 2017 Program Changes

We remain committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder concerns on executive compensation and other topics that are important to our stockholders. We evaluated and responded to the results of the advisory vote on our executive compensation at our 2016 Annual Meeting of Stockholders, which took place in May 2016, after incentive compensation targets were set and annual restricted stock grants were awarded for 2016. Following our 2016 Annual Meeting, we undertook a thorough re-evaluation of our executive compensation program going forward in light of this vote and current trends in public company pay practices. As a result of that evaluation, our Compensation Committee and management, in consultation with Mercer, proposed several changes to our executive compensation program for 2017. We consulted with stockholders that held a majority of our shares outstanding at that time and solicited their feedback on our existing executive compensation program as well as the proposed changes. Moreover, the members of our independent Compensation Committee and our other outside directors were available to speak directly with these stockholders if desired. Our Compensation Committee considered the feedback and suggestions we received in light of both market best practices and what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs.

After considering all of the feedback and market perspectives, our Compensation Committee made the following changes to our executive compensation program for 2017:

Revised annual cash incentive compensation methodology: For 2017, the total cash incentive compensation bonus opportunity for each of our named executive officers has been revised to provide for a lower incentive compensation bonus target opportunity for fully achieving the Company’s targeted financial goals. The target cash incentive bonus opportunity, absent specified performance improvements or overachievement, has been reduced by 30 percentage points for our Chief Executive Officer (from 265% to 235%) and Chief Financial Officer (from 165% to 135%), 25 percentage points for our Chief Operating Officer (from 165% to 140%), and 15 percentage points for our Division Presidents (from 130% to 115%). In response to feedback received in our engagement with our stockholders, we have also incorporated substantial progress toward the Company’s previously disclosed portfolio rationalization and deleveraging plan as a component of the non-financial performance strategic and operational improvement goals under our annual cash incentive program. The 2017 cash incentive bonus opportunities for our Chief Executive Officer and our Chief Financial Officer continue to include a component for relative Total Shareholder Return Percentile Rank.

Revised long-term incentive methodology: Our named executive officers were granted one-half of their 2017 long-term incentive awards in the form of performance-based restricted stock with three-year (rather than one-year) performance targets. The attainment of a pre-determined level of Cumulative Same-Store Adjusted EBITDA Growth during the three-year period beginning January 1, 2017 and ending December 31, 2019 (the “Performance Period”) is weighted 80%, and the attainment of a pre-determined level of Cumulative Adjusted EPS during the Performance Period is weighted 20%. The other half of the long-term incentive awards granted to each named executive officer was in the form of time-based restricted stock that will vest in one-third increments on each of the first three anniversaries of the grant date.

No salary increases: Our Chief Executive Officer and Chief Financial Officer did not receive any increase in their base salary for 2017.

Overall, these proposed changes to our executive compensation plan were generally supported by the stockholders with whom we spoke.

Going forward, we will continue to evaluate our executive compensation program in light of stockholder feedback, governance best practices, regulatory requirements, economic and industry factors, and competitive considerations. We will make changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation programs.

2016 Guiding Principles and Compensation Framework

The core goals applied by the Company in implementing its executive compensation program for 2016 were to provide a mix of compensation vehicles that generated a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives from both a short-term and long-term perspective, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent.

The guiding principles used by the Company during 2016 included:

An overall targeted mix of compensation elements that is competitive with our selected peer group companies (see below for a discussion of our peer group);

Annual target incentive cash compensation that is at risk, performance-based, and tied to the attainment of the Company’s growth objectives;

Long-term incentive awards of stock-based compensation that are predominately performance-based and, accordingly, are at risk and further align the interests of executive management with our stockholders; and

Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The Company believes that the flexibility to make upward or downward adjustments as needed for individual performance, unusual market fluctuations, or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors. Variations in pay levels for executives are based on factors such as internal equity, level of responsibility, individual performance, and Company performance.

Components of our 2016 Executive Compensation Program

Peer Group

In accordance with the process described above, the Company utilized a benchmark peer group in connection with determining the executive compensation for the named executive officers.

The Company regularly reviews the composition of its peer group to ensure comparability between the Company and its peer group. The 2016 peer group included the other four major hospital management companies. In addition, given the limited number of large, publicly-traded hospital management companies, the peer group also included 16 other companies in the healthcare facilities, healthcare services, healthcare distribution, insurance or managed care areas. Molina Healthcare, Inc. replaced Catamaran Corporation in the Company’s 2016 peer group following the latter company’s acquisition during 2015. There were no other changes to the Company’s peer group for 2016. The 20 companies included in the 2016 peer group analysis are:

Peer Group Companies (for 2016 Compensation Cycle)

• Aetna Inc.	• Henry Schein, Inc.
• Aflac Incorporated	• Humana Inc.
• AmerisourceBergen Corporation	• Kindred Healthcare, Inc.
• Anthem, Inc.	• LifePoint Health, Inc.
• Cardinal Health, Inc.	• Molina Healthcare, Inc. (added for 2016)
• Centene Corporation	• Owens & Minor, Inc.
• CIGNA Corporation	• Tenet Healthcare Corporation
• DaVita HealthCare Partners Inc.	• Universal Health Services, Inc.
• HCA Holdings, Inc.	• Unum Group
• Health Net, Inc.	• WellCare Health Plans, Inc.

In selecting the peer group companies, consideration was given to revenue, market capitalization, enterprise value and number of employees of each company, while being sensitive to the positioning of the Company in relation to the peer group medians. The goal was to have the Company fit within the middle of the peer group (i.e., between the 25th and the 75th percentile) with respect to these metrics if possible. Based on 2015 data, the Company was near the 50th percentile of this peer group in terms of revenue, near the 55th percentile in terms of enterprise value, and, as the result of the decline in the Company’s stock price in the fourth quarter of 2015, near the 20th percentile in terms of market capitalization. Our Compensation Committee believes that the Company’s peer group continues to align the Company with the competitive market for talent for our key executives.

Base Salary

Base salary, as its name implies, is the basic element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary for each of our executive officers is set at a market-competitive level relative to our peer group as identified above when considering each executive’s role and responsibilities, as well as individual performance.

The base salaries of the Chief Executive Officer and the other named executive officers were reviewed by the Compensation Committee in early 2016 as part of its annual review. The Compensation Committee determined that there would be no change to the base salaries of the Chief Executive Officer, the Chief Financial Officer and the then-serving Chief Operating Officer for 2016. The base salary for each of the named executive officers for 2015 and 2016 is set forth in the table below. In May 2016, the Compensation Committee approved an additional increase to the base salary of Mr. Hingtgen as a result of his promotion to Executive Vice President of Operations and the corresponding changes to his role and responsibilities. At that time, the Compensation Committee also approved an additional increase to the base salary of Mr. Portacci as a result of his additional job responsibilities due to the realignment of the Company’s operating divisions following the spin-off of Quorum Health Corporation.

In September 2016, the Compensation Committee approved an additional increase to Mr. Hingtgen’s base salary as a result of his promotion to Chief Operating Officer, effective September 1, 2016, and the additional changes to his role and responsibilities.

Annual Base Salary
	2015	2016
Wayne T. Smith Chairman and CEO	$1,600,000	$1,600,000
W. Larry Cash President of Financial Services and CFO	$850,000	$850,000
David L. Miller President and COO (January 1 through August 31, 2016) Executive Vice President and Special Advisor to CEO (September 1 through December 31, 2016)	$750,000	$750,000
Tim L. Hingtgen
Division President (January 1 through April 30, 2016)	$515,000	$550,000

Executive Vice President of Operations (May 1 through August 31, 2016)		$690,000

President and COO (September 1 through December 31, 2016)		$725,000
Michael T. Portacci Division President	$610,000	$620,000 (January 1 – April 30, 2016 $685,000 (May 1 – December 31, 2016)

Annual Cash Incentive Compensation

Annual cash incentive compensation awards to the named executive officers are made pursuant to the Company’s 2004 Employee Performance Incentive Plan (“EPIP”), as most recently amended and restated in February 2014 and approved by our stockholders in May 2014. Annual cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Annual cash incentive compensation awards’ targets are typically expressed as a percentage of the individual’s base salary.

Annual cash incentive compensation awards are “at risk” as they are subject to the attainment of specific goals. For each named executive officer, the individual’s target plan includes two or more budgeted goals, and for each goal, different award amounts may be earned depending on the level at which that goal is attained, (i.e., an underachievement and overachievement opportunity). The Company’s goals based on budgeted operating performance as noted below were each within the range of the Company’s Adjusted 2016 Performance Objectives. The Company did not undertake a statistical analysis to quantify how difficult it would be to achieve the relevant targets used to determine cash incentive compensation awards. However, at the time the target levels were set, the Compensation Committee believed that achieving such target levels, although challenging, was possible with significant effort from the named executive officers. Accordingly, the likelihood of the named executive officers achieving their respective target levels was not known and historically, in any given year, not all of the target levels have been fully achieved. The Compensation Committee determined that it was appropriate to set rigorous financial targets used to determine the cash incentive compensation awards in order to motivate the named executive officers to meet the Company’s business goals and to align named executive officers’ interests with the goals and strategic initiatives established by the Company.

For 2016, the Company’s Adjusted 2016 Performance Objectives were as follows:

The Adjusted EBITDA target was $2.735 billion (with a minimum of $2.461 billion, which would have yielded 50% of bonus amount linked to this objective),

The Continuing Operations EPS target was $2.95 per share (with a minimum of $2.65, which would have yielded 50% of bonus amount linked to this objective), and

The Net Revenues target was $18.300 billion (with a minimum of $16.470 billion, which would have yielded 50% of the bonus amount linked to this objective).

Additional division-specific goals were based upon certain financial and operational results of the hospitals within each respective division.

For 2016, the Company’s financial performance in relation to its Adjusted 2016 Performance Objectives was achieved as follows: Company Adjusted EBITDA — 81%; Continuing Operations EPS — 16%; and Net Revenue — 100%. Individual Division Presidents’ goal attainment varied depending upon the operations within the applicable division as set forth in the table on page 39 of this Proxy Statement.

Each goal target was scaled to achieve a partial award for less than targeted performance or above target award for exceptional performance. For example, for each 1% decrease in the Company’s achievement of a particular objective, the award percentage linked to that objective would be reduced by 5%, so that at 90% of target attainment, 50% of the bonus amount linked to this objective would have been paid. Where the Company’s achievement was below 90% of target attainment, none of the bonus amount linked to that objective would have been paid. This is further illustrated below:

	2016 Adjusted EBITDA	% of Target Attained	% of Bonus Amount Linked to Adjusted EBITDA Awarded
Target g	$2,735,000,000	100%	100%
	$2,707,650,000	99%	95%
	$2,680,300,000	98%	90%
	$2,652,950,000	97%	85%
	$2,625,600,000	96%	80%
	$2,598,250,000	95%	75%
	$2,570,900,000	94%	70%
	$2,543,550,000	93%	65%
	$2,516,200,000	92%	60%
	$2,488,850,000	91%	55%
	$2,461,500,000	90%	50%
Actual (81%) g	< $2,461,500,000	< 90%	0%

	2016 Continuing Operations EPS	% of Target Attained	% of Bonus Amount Linked to Continuing Operations EPS Awarded
Target g	$2.95	100%	100%
	$2.92	99%	95%
	$2.89	98%	90%
	$2.86	97%	85%
	$2.83	96%	80%
	$2.80	95%	75%
	$2.77	94%	70%
	$2.74	93%	65%
	$2.71	92%	60%
	$2.68	91%	55%
	$2.65	90%	50%
Actual (16%) g	< $2.65	< 90%	0%

	2016 Net Revenues	% of Target Attained	% of Bonus Amount Linked to Net Revenue Awarded
Target and Actual (100%) g	$18,300,000,000	100%	100%
	$18,117,000,000	99%	95%
	$17,934,000,000	98%	90%
	$17,751,000,000	97%	85%
	$17,568,000,000	96%	80%
	$17,385,000,000	95%	75%
	$17,702,000,000	94%	70%
	$17,019,000,000	93%	65%
	$16,836,000,000	92%	60%
	$16,653,000,000	91%	55%
	$16,470,000,000	90%	50%
	< $16,470,000,000	< 90%	0%

On the other hand, if the target for an objective had been exceeded, each named executive officer would have received an additional 1% of their base salary for each 1% over the target, limited to a maximum amount of overachievement for each objective and subject to the plan maximum for the individual officer.

The 2016 cash incentive opportunities for our Chief Executive Officer and our Chief Financial Officer included a component for Total Shareholder Return Percentile Rank in accordance with the following table:

TSR Percentile Rank	Total Percent Opportunity (as a percentage of base salary)
Above 65th = Target	20%
50th – 65th	15%
40th – 49th	10%
30th – 39th	5%
Below 30th	0%

“Total Shareholder Return Percentile Rank” means the relative growth of the Company’s price per share of Common Stock compared to the “TSR comparison group.” The “TSR comparison group” consists of the following companies (which includes the following four major hospital management companies: HCA Holdings, Inc., Tenet Healthcare Corporation, Universal Health Services, Inc., Kindred Healthcare, Inc., LifePoint Health, Inc., and HealthSouth Corporation.

For 2016, the Company’s Total Shareholder Return was below the 30th percentile for Total Shareholder Return among the TSR comparison group, and accordingly neither our Chief Executive Officer nor our Chief Financial Officer received any portion of their target cash incentive compensation allocated to this component.

The Company’s failure to achieve many of its targeted goals in 2016 resulted in below target cash incentive compensation paid to our named executive officers for 2016. The Chief Executive Officer and Chief Financial Officer earned 13% and 15%, respectively, of their maximum cash incentive award attainable for 2016. For each component of the non-equity incentive plan compensation, the targeted award and attained award, expressed as a percentage of base salary, for each named executive officer along with the maximum incentive award attainable are set forth in the table below:

		Non-equity Incentive Plan Compensation (expressed as a percentage of base salary)
		Target	Attainment
Wayne T. Smith,	Corporate Consolidated EBITDA	175.0%	0.0%
Chairman and Chief Executive Officer	Corporate Consolidated EPS	40.0%	0.0%
	Corporate Consolidated Net Revenues	30.0%	30.0%
	Total Shareholder Return	20.0%	0.0%

	Target	265.0%	30.0%
	Performance Improvement Awarded	25.0%	10.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	40.0%

	Total Achievement Limited to Maximum Award Attainable	300.0%	40.0%

W. Larry Cash,	Corporate Consolidated EBITDA	100.0%	0.0%
President of Financial Services and	Corporate Consolidated EPS	25.0%	0.0%
Chief Financial Officer	Corporate Consolidated Net Revenues	20.0%	20.0%
	Total Shareholder Return	20.0%	0.0%

	Target	165.0%	20.0%
	Performance Improvement Awarded	25.0%	10.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	30.0%

	Total Achievement Limited to Maximum Award Attainable	200.0%	30.0%

Tim Hingtgen	Corporate Consolidated EBITDA	25.0%	0.0%
President, Division Operations and Exec VP	Corporate Consolidated EPS	10.0%	0.0%
of Operations (from January 1, 2016 through	Division Hospital EBITDA	70.0%	70.0%
August 31, 2016)	Division Hospital EBITDA Margin Improvement	4.0%	4.0%
	Division Hospital Revenues	9.0%	8.0%
	Division Hospital Same-Store Adjusted Admissions Growth	7.0%	7.0%
	Clinic Operating Results	5.0%	5.0%

	Target	130.0%	94.0%
	Performance Improvement Awarded	10.0%	10.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	104.0%

	Total Achievement Limited to Maximum Award Attainable	150.0%	104.0%

Tim Hingtgen	Corporate Consolidated EBITDA	125.0%	56.0%
President and Chief Operating Officer (from	Corporate Consolidated EPS	20.0%	0.0%
September 1, 2016 through December 31, 2016)	Corporate Consolidated Net Revenues	20.0%	24.0%

	Target	165.0%	80.0%
	Performance Improvement Awarded	25.0%	25.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	105.0%

	Total Achievement Limited to Maximum Award Attainable	200.0%	105.0%

		Target	Attainment
David L Miller	Corporate Consolidated EBITDA	100.0%	0.0%
President and Chief Operating Officer (from January 1,	Corporate Consolidated EPS	20.0%	0.0%
2016 through August 1, 2016)	Corporate Consolidated Net Revenues	20.0%	20.0%
Exec VP and Special Advisor to the CEO (from August 1, 2016 through December 31, 2016)	Division Hospital EBITDA	25.0%	0.0%

	Target	165.0%	20.0%
	Performance Improvement Awarded	25.0%	10.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	30.0%

	Total Achievement Limited to Maximum Award Attainable	200.0%	30.0%

Michael T. Portacci	Corporate Consolidated EBITDA	25.0%	0.0%
President, Division Operations	Corporate Consolidated EPS	10.0%	0.0%
	Division Hospital EBITDA	70.0%	21.0%
	Division Hospital EBITDA Margin Improvement	4.0%	0.0%
	Division Hospital Net Revenues	9.0%	9.0%
	Division Hospital Same-Store Adjusted Admissions Growth	7.0%	6.0%
	Clinic Operating Results	5.0%	1.0%

	Target	130.0%	37.0%
	Performance Improvement Awarded	10.0%	10.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	47.0%

	Total Achievement Limited to Maximum Award Attainable	150.0%	47.0%

As shown above, effective September 1, 2016, in conjunction with Mr. Hingtgen’s promotion to President and Chief Operating Officer and the corresponding changes to his role and responsibilities, the Compensation Committee established revised performance goals and a corresponding incentive compensation plan for Mr. Hingtgen for the period from September 1, 2016 through December 31, 2016, which was tied to achieving the then most recent 2016 fiscal year guidance for volume, revenue, and earnings growth as set forth in the Company’s earnings release issued on August 2, 2016, and expressed as a percentage of Mr. Hingtgen’s base salary for that period. The targeted award and attained award expressed as a percentage of Mr. Hingtgen’s base salary from September 1, 2016 through December 31, 2016, along with the maximum incentive award attainable for that period, are set forth in the table above.

In addition to bonus compensation earned under the EPIP, (i) both Mr. Hingtgen and Mr. Portacci received $15,000 in bonus compensation in 2016 for their leadership in the completion of certain transactions at hospitals within their respective division at the time, and (ii) Mr. Hingtgen also received a $75,000 one-time bonus in 2016 for the effective execution of an operational improvement plan during the fourth quarter of 2015 for the hospitals for which he previously served as Division President.

Long-term Incentives

Long-term incentives comprise a very important part of the Company’s executive compensation program. Equity awards are designed to reward the executives for their longer-term contributions to the success and growth of the Company and are directly linked to maximizing stockholder value. They also serve as a key retention tool.

Equity-based incentive awards are made pursuant to the Company’s 2009 Stock Option and Award Plan, as most recently amended and restated in March 2016 and approved by our stockholders in May 2016 (the “2009 Plan”). This plan provides for a wide variety of stock-based compensation awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and other share-based awards. The Company has historically only made awards in the form of non-qualified stock options and restricted stock, as these types of awards are most consistently used by the Company’s peer group and are thus deemed to provide the most competitive compensation element for long-term incentive compensation.

The Company believes annual grants that create an appropriate (i.e., market competitive) mix of compensation elements more directly and effectively align the interests of management with those of stockholders. The named executive officers’ restricted stock awards are subject to performance-based restrictions; these awards would be forfeited in their entirety if the performance measures for the relevant calendar year are not attained. To the extent that performance measures for the grants in a given year are attained, such grants would then be subject to time-based restrictions, which lapse in one-third increments on each of the first three anniversaries of the grant date.

Prior to 2016, performance-based restricted stock awards to the named executive officers required the satisfaction of one of two performance measures, either 75% of the low-end target range of earnings per share from continuing operations for the year in which the award was made, or the attainment of 90% of the low-end target range of net operating revenue for the year in which the award was made, both as projected in our earnings release in February of that year. Taking into account feedback from stockholders, the Company revised the performance criteria used for 2016 performance-based restricted stock awards, intending to increase the level of achievement required to earn such awards by replacing the attainment of 75% of the low-end target range of projected earnings per share with the attainment of 90% of the low-end target range of Adjusted EBITDA. As a result, the performance criteria for 2016 performance-based restricted stock awards required the satisfaction of one of two performance measures, either the attainment of 90% of the low-end target range of 2016 Adjusted EBITDA, or the attainment of 90% of the low-end target range of 2016 net operating revenue, both as based on the Adjusted 2016 Performance Objectives. In March 2016, we made an annual grant of performance-based restricted stock to each of our named executive officers, which had performance criteria consistent with this revised framework as noted above. These awards would have been forfeited in their entirety if neither target was attained, but, since the net operating revenue target was attained, the performance-based criteria were met and the awards’ time-based restrictions lapse in one-third increments on each of the first three anniversaries of the grant date.

In recent years, we have granted executives the same number of performance-based restricted shares each year (absent any change in responsibility, competitive positioning as compared to the peers, etc.). As an example, our Chief Executive Officer received 150,000 performance-based restricted shares in each of 2014, 2015 and 2016 – thus, the value of performance-based restricted stock awarded to the Chief Executive Officer and other executives has been aligned with that of the gains/losses experienced by our stockholders. On their respective dates of grant, the value of our Chief Executive Officer’s 2016 performance-based restricted stock award was 68% less than the value of the grant awarded in 2015.

In addition to an annual grant of performance-based restricted stock in March 2016, Mr. Hingtgen received an additional grant of 50,000 shares of non-performance-based restricted stock on October 1, 2016 in conjunction with his promotion to Chief Operating Officer in recognition of his increased job scope and responsibilities. This grant will vest in one-third increments on each of the first three anniversaries of the grant date. The Compensation Committee believes that this award will also serve as a long-term retention device as Mr. Hingtgen must remain employed with the Company through each of the vesting dates in order to receive the shares vesting on each of those dates.

Changes to Executive Compensation Program for 2017

Following the advisory vote on our executive compensation at our 2016 Annual Meeting of Stockholders, our Compensation Committee and management, in consultation with Mercer, responded by undertaking a thorough re-evaluation of our executive compensation program in light of current trends in public company pay practices, including seeking additional feedback from our stockholders. As a result, our Compensation Committee has made several important changes to the executive compensation program for 2017 intended to further emphasize the Company’s pay for performance philosophy and to ensure that our executive compensation program continues to conform to governance best practices and to investor concerns regarding pay practices:

•	Annual Cash Incentive (EPIP): Baseline target opportunities for our NEOs have been reduced relative to 2016 levels as follows:

•	CEO: 30 percentage points (from 265% to 235% of base salary)

•	CFO: 30 percentage points (from 165% to 135% of base salary)

•	COO: 25 percentage points (from 165% to 140% of base salary)

•	Division Presidents: 15 percentage points (from 130% to 115% of base salary)

These baseline target reductions do not include potential amounts that could be earned for overachievement on financial goals or with respect to non-financial strategic and operational improvement goals. Also, in response to feedback received in our engagement with our stockholders, substantial progress toward the Company’s previously disclosed portfolio rationalization and deleveraging plan is one component of the non-financial strategic and operational improvement goals; other components of these goals include various metrics related to the successful achievement of our business plan for 2017.

•	Long-term Incentives (LTI):

•	One half of the target LTI award will be granted as performance-based restricted stock awards with three-year performance targets; Cumulative Same-Store Adjusted EBITDA Growth will be weighted 80%, and Cumulative Adjusted EPS will be weighted 20%. The performance-based restricted stock grant will have the potential for overachievement and for underachievement with respect to the portion of the award weighted to each performance target (Cumulative Same-Store Adjusted EBITDA Growth and Cumulative Adjusted EPS, as applicable). A minimum of 80% achievement of either such performance target will be required before any of the shares weighted to that performance target will be earned.

•	The other half of the target LTI award will be granted as time-based restricted stock that will vest in one-third increments on each of the first three anniversaries of the grant date; these awards facilitate the retention of our top talent necessary to successfully execute our business strategy in the future.

•	The total number of restricted shares granted to each executive in 2017 was approximately the same number of restricted shares as granted in prior years (absent any change in responsibility, competitive positioning as compared to peers, etc.) so that the value of such awards continued to be aligned with changes in the market price of the Company’s stock.

•	Base Salary: No adjustments were made for 2017 to the Chief Executive Officer’s or Chief Financial Officer’s base salary

We will continue to monitor market best practices and thoughtfully consider stockholder feedback in future years with respect to potential changes to our executive compensation programs.

Benefits

The Company’s named executive officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability and retirement savings (401(k)). The named executive officers are eligible to participate in these plans on the same basis (i.e., benefits, premium amounts and co-payment deductibles) as all other full-time employees of the Company. The Company’s named executive officers also participate in or receive additional benefits described below, which are competitive with the benefits provided to executives of other companies.

Retirement and Deferred Compensation Benefits

The Company’s named executive officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. These plans include the Supplemental Executive Retirement Plan (the “SERP”), the Supplemental 401(k) Plan and the Deferred Compensation Plan, each of which is a non-qualified plan under the IRC. The benefits under these plans are made available to the named executive officers to encourage and reward their continued service through their most productive years.

We believe that the provision of a retirement benefit is necessary to remain competitive with the Company’s peer group, and is thus an important element for the recruitment and retention of executives. Effective January 1, 2003, while the Company’s stock ownership and the Board of Directors were controlled by affiliates of Forstmann Little & Co., the Company adopted the SERP for the benefit of our officers and key employees of our subsidiaries. This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board of Directors administers this plan and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all participants. In particular, the defined benefit provided under the SERP is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum provision of benefits is limited to three years.

The SERP generally provides that, when a participant retires after his or her normal retirement date (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age (the “Social Security Benefit”).

For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or (ii) a percentage equal to 2% multiplied by the participant’s years of service. Employees who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit. Generally, named executive officers receive one year of credited service for each year of actual service. In March 2004, the then Compensation Committee of the Board of Directors, in an effort to achieve peer pay equality using a mechanism that would also maximize retention, caused the SERP to be amended to credit both Mr. Smith and Mr. Cash with two years of service for each year of actual service. This change occurred at a time when the Company was controlled by affiliates of Forstmann Little & Co. (through the ownership of greater than 46,000,000 shares of the Company’s Common Stock) and all members of the Board of Directors and the Compensation Committee were nominated by Forstmann Little & Co. None of the Forstmann Little & Co. affiliates continued to serve on the Board of Directors or its committees following the sale of their position in the Company during 2004. In 2008, the Compensation Committee and the Board voted to amend the SERP to terminate this practice after 25 years of service had been credited. Since reaching 25 years of credited service, Mr. Smith and Mr. Cash have each received one year of credited service for each year of actual service. Mr. Smith, having reached his maximum number of 30 years of credited service and Mr. Cash, having reached his approximate maximum number of years of credited service, have elected in accordance with the plan provisions to have their benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Messrs. Smith and Cash will earn no additional service credit.

In the event of a change in control of the Company, all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit. In addition, the benefit accrued by any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment following such change in control. Upon such payment to all participants, the SERP will terminate.

The Company’s named executive officers are also eligible to participate in and contribute to the Company’s non-qualified Deferred Compensation Plan. Employees’ voluntary contributions to this plan are tax deferred, but are subject to the claims of the general creditors of the Company. A separate supplemental 401(k) plan also exists, but employees are no longer eligible to contribute additional amounts to the non-qualified Supplemental 401(k) Plan. The individual asset balances remaining in this plan are eligible for investment earnings to the named executive officers and employees. These plans do not play a significant role in the Company’s executive compensation program. Effective since 2009, no Company contributions are made to the Deferred Compensation Plan and the named executive officers are limited to the matching provisions of the tax-qualified 401(k) plan.

Perquisites

The Company provides limited perquisites to its named executive officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the named executive officers are reasonable when compared to the peer group and other similarly-sized companies and are appropriate additional items of compensation for these individuals.

Group-term life insurance (or a combination of group-term life insurance and individually-owned policies) is provided for each of the named executive officers in an amount equal to four times the individual’s base salary.

The Company operates aircraft to facilitate the operation and management of its business. The Board of Directors has adopted a policy that requires the Chief Executive Officer to use the Company’s aircraft for both his business and personal travel. From time to time, the other named executive officers are also permitted to use the Company’s aircraft for their personal use. The incremental cost of personal air travel attributable to each named executive officer’s personal aircraft usage has been included in the Summary Compensation table below. In addition, named executive officers are taxed on the income attributable to their personal use of company aircraft based on Internal Revenue Service guidelines and are not grossed up by the company.

Employment Contracts; Change in Control Severance Agreements

None of the Company’s executive officers have a written employment agreement with the Company or any of its subsidiaries. Since 2007, each officer of the Company, including each of the named executive officers (collectively, the “Covered Executives”), has been a party to a change in control severance agreement (a “CIC Agreement”) with the Company. The CIC Agreements are considered “double trigger” agreements and require both the occurrence of a change in control of the Company and a termination of employment for any cash severance benefits to become payable. The CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a change in control of the Company (as defined in the CIC Agreements), (A) by the Company, other than as a result of the Covered Executive’s death or disability within thirty-six (36) months of the change in control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of the change in control, including (i) certain changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work, (iv) the failure of the Company to perform its obligations under or to continue in effect any material compensation or benefit plan, or (v) certain other employer actions that would cause the Covered Executive to lose the benefits of the CIC Agreement. The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the CIC Agreements for the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the Presidents, the Executive Vice Presidents, Division Presidents and each Senior Vice President. For the CIC Agreements with each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively. CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

Compensation and benefits payable under the CIC Agreements include, in the event of a qualifying termination of employment, a lump sum payment equal to the sum of (a) unpaid base pay, (b) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (c) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (d) a pro rata portion of the incentive bonus that would have been earned by the Covered Executive for the year of termination based on actual performance, and (e) a lump sum equal to the sum of three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs assuming the performance objectives were met in full. The Covered Executives will also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months following termination (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.

In addition, the Covered Executives with agreements entered into before 2009 will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid. As noted above, CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

The Company’s executive officers are employees of the Company’s indirect, wholly-owned subsidiary, CHSPSC, LLC, and hold the same elected officer titles with this entity as they do with the Company.

Termination of Service and Severance Arrangements

The Company’s severance policy provides that the named executive officers are entitled to receive twenty-four (24) months of their base salary upon a qualifying termination under the severance policy. In addition, upon a termination without cause, each of the named executive officers would be entitled to receive a pro-rated portion of their cash incentive compensation for the year of termination (based on actual results, when determined) and under their restricted stock award agreements, the lapse schedule is fully accelerated. Upon termination, the named executive officers are entitled to continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for the named executive officers.

As described on page 44 of this Proxy Statement, each of the named executive officers is party to a CIC Agreement, which provides severance benefits only upon both a change in control of the Company and qualifying termination of employment. In the event that a named executive officer is entitled to receive payment pursuant to his or her CIC Agreement, that executive officer will not be eligible to participate in the Company’s severance policy.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a named executive officer dies or is permanently disabled while in the employ of the Company, vesting is fully accelerated for all grants under the Company’s 2009 Plan.

Executive Compensation Policies

Stock Ownership Policies

The Community Health Systems Stock Ownership Guidelines align the interests of its directors and executive officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the Company’s non-management directors and the following officers, in the indicated multiples of either an officer’s base salary or a non-management director’s annual cash stipends, as applicable, at the time the participant becomes subject to the guidelines:

Position with the Company	Value of Common Stock Required
Chairman/Chief Executive Officer	5.0x
Members of the Board of Directors (including executives)	5.0x
Officers Named in the Proxy Statement and Executive Vice Presidents	3.0x
Other Officers above Vice President	1.5x
Vice Presidents	1.0x

Company officers and directors subject to these guidelines are expected to achieve their respective ownership levels within five (5) years of becoming subject to the guidelines (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock Ownership Guidelines. Until such time as a Company officer or director satisfies the Stock Ownership Guidelines, that individual will also be required to hold, for at least one year, 100% of the shares received upon the exercise of stock options and upon the vesting of full value stock awards, including but not limited to restricted stock awards and restricted stock units, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.

Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes: (i) Common Stock held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock and restricted stock units issued and held as part of an executive officer’s or director’s long-term compensation, whether or not vested; (iii) Common Stock underlying vested Community Health Systems, Inc. stock options; and (iv) Common Stock acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and compliance with the applicable guidelines and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as it deems necessary and appropriate. Pursuant to the Company’s Stock Ownership Guidelines, until those individuals satisfy the Stock Ownership Guidelines, they will be required to hold, for at least one year, 100% of the shares received upon the exercise of stock options and upon the vesting of full value stock awards, including but not limited to restricted stock awards and restricted stock units, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.

Compensation “Clawback” Policy

In February 2009, the Board of Directors adopted a policy (the “Clawback Policy”) requiring that, in certain circumstances, the elected officers of the Company reimburse the Company for the amount and/or value of performance-based cash, stock or equity-based awards received by such elected officers, and/or gains realized by such elected officers in connection with these awards. The circumstances triggering this recoupment require a determination by the Board of Directors, or an appropriate committee of the Board of Directors, that fraud by an elected officer materially contributed to the Company having to restate all or a portion of its financial statements. The Board of Directors or the appropriate committee is granted the right to determine, in its discretion, the action necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity, and may require reimbursement to the extent the value transferred to the elected officer can be reasonably attributed to the reduction in the restated financial statements and the amount of the award would have been lower than the amount actually paid, granted or realized.

In February 2017, in accordance with the terms of the Settlement Agreement, the Board of Directors revised the Clawback Policy to require that, in the event of a restatement of the Company’s financial statements required under the applicable statutes, rules and regulations of the SEC, the Company will, to the extent permitted by applicable law, require the Company’s Chief Executive Officer and Chief Financial Officer to reimburse the Company for any performance-based cash, stock or equity-based award paid or granted to, or gains realized (such as through the exercise of stock options or sale of equity securities) by the Chief Executive Officer and Chief Financial Officer, to the extent that the amount of such cash, stock or equity-based award or realized gain during the two (2) year period preceding the date of the restatement exceeded the amounts that would have been paid, granted or realized under the Company’s financial statement(s), as restated. This requirement applies to all awards paid or granted to these individuals from the date of its adoption by the Board.

The Company intends to impose such additional recoupment obligations as are necessary to ensure continuing compliance with other applicable laws including compliance with final SEC clawback rules to be adopted under the Dodd-Frank Act once such final rules have been adopted.

Prohibition on Pledging and Speculative Stock Transactions

The Company considers it inappropriate for any director or executive officer to enter into speculative transactions involving the Company’s securities. Therefore, the Company’s insider trading policy prohibits directors and executive officers from trading in any put or engaging in any short sale or other hedging transaction (including a short sale “against the box”) or equity swap of Company securities, or trading in any call or other derivative on Company securities. The insider trading policy also prohibits any director or executive officer from pledging Company securities, including holding such securities in a margin account. On a case-by-case basis, the Trading Compliance Committee, consisting of the Chief Financial Officer and the General Counsel, may approve an exception to the prohibition on pledging Company securities as collateral for a loan (not including margin debt) where the director or executive officer clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. Each of the Compensation Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the NYSE and NASDAQ, each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (“IRC”) and is a “non-employee director” for purposes of Section 16(b) of the Exchange Act.

Risk Assessment of Executive Compensation

The Compensation Committee, with management and the Compensation Committee’s independent executive compensation consultant, Mercer Human Resources Consulting, regularly assesses the risk levels of the Company’s executive compensation program. As part of this assessment, the Compensation Committee reviews the Company’s compensation programs for certain design features identified by the Compensation Committee and its advisors as having the potential to encourage excessive risk-taking, and considers the Company’s compensation programs in light of the Company’s key enterprise and business strategy risks. The Compensation Committee believes that the Company’s compensation programs are designed so that they do not include compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or “all or nothing” bonus payouts or unreasonable performance goals. The Compensation Committee also noted several design features of the Company’s cash and equity incentive programs that the Compensation Committee believes reduce the likelihood of excessive risk-taking, including the use of multiple balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered peer group to assure the Company’s compensation practices are measured and appropriately competitive, multi-year vesting schedules for equity awards, and significant long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company’s executive stock ownership guidelines. Additionally, the Company’s executive compensation “clawback” policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors of the Company’s executive officers are factors considered in all performance and bonus assessments. Based on its assessment, the Compensation Committee believes that the Company’s compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company. These principles are reviewed annually as a part of the overall enterprise risk assessment.

Tax Considerations

Section 162(m) of the IRC limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain of the Company’s other named executive officers. This limitation does not apply to compensation that constitutes under applicable regulations “qualified performance-based compensation.” The Company aims to design the performance-based compensation paid to its named executive officers so that it will satisfy the requirements for deductibility under Section 162(m). The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s named executive officers with competitive and adequate incentives to remain with the Company and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions. In this regard, the Compensation Committee believes that stockholder interests are best served if it retains discretion and flexibility in awarding compensation to the Company’s named executive officers. The Compensation Committee has approved and may approve payment of compensation that is outside the deductibility limitation of Section 162(m).

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”)

ASC 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company’s equity awards to the named executive officers are structured to comply with the requirements of ASC 718. To maintain the appropriate equity accounting treatment, the Company takes such accounting treatment into consideration when designing and implementing its compensation programs.

Executive Compensation Tables

Summary Compensation Table

The following table includes information regarding our named executive officers’ total compensation earned during the years ended December 31, 2016, 2015 and 2014 (except to the extent that any of these individuals did not serve as an executive officer during any such year). This table is prepared in accordance with SEC rules which require that equity awards be valued based on the grant date fair value of such awards, and there can be no assurance regarding the extent to which the value of such stock-based compensation reflected in the table below (including performance-based restricted stock) will be realized by any executive.

Name and Position	Year	Salary ($) (1)	Bonus ($) (1)	Plan Based Awards		Non-equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
				Restricted Stock Awards ($) (2)	Option Awards ($) (3)
Wayne T. Smith	2016	1,600,000	-	2,314,500	-	640,000	1,032,245	178,840	5,765,585
Chairman of the Board	2015	1,600,000	-	7,278,000	-	400,000	1,009,242	151,532	10,438,774
and Chief Executive Officer	2014	1,500,000	-	18,679,500	-	4,117,500	1,998,799	145,583	26,441,382

W. Larry Cash	2016	850,000	-	1,157,250	-	255,000	440,777	63,000	2,766,027
President of Financial Services	2015	850,000	-	3,639,000	-	180,625	430,955	83,025	5,183,605
and Chief Financial Officer	2014	800,000	-	9,339,750	-	1,464,000	919,238	87,812	12,610,800

Tim Hingtgen	2016	655,007	90,000	1,194,200	-	683,624	208,609	13,335	2,844,775
President and	2015	515,000	-	1,698,200	-	525,300	1,281	13,304	2,753,085
Chief Operating Officer (a)	2014	450,000	-	1,452,850	-	659,250	-	12,456	2,574,556

David L. Miller	2016	750,000	-	771,500	-	225,000	262,514	147,964	2,156,978
Executive Vice President and	2015	750,000	-	2,426,000	-	300,000	1,186,320	52,945	4,715,265
Special Advisor to Chief Executive Officer (b)	2014	700,000	-	6,226,500	-	1,255,100	139,523	41,324	8,362,447

Michael T. Portacci	2016	663,341	15,000	540,050	-	311,806	704,286	21,666	2,256,149
President -	2015	610,000	-	1,698,200	-	539,850	341,013	19,939	3,209,002
Division Operations	2014	590,000	-	1,452,850	-	699,150	329,599	19,076	3,090,675

(a)	From January 1, 2016 through August 31, 2016, Mr. Hingtgen served first as a Division President and then as Executive Vice President – Operations of the Company. Effective September 1, 2016, Mr. Hingtgen was promoted to President and Chief Operating Officer of the Company.

(b)	From January 1, 2016 through August 31, 2016, Mr. Miller served as President and Chief Operating Officer of the Company. From September 1, 2016 through his retirement from the Company effective December 31, 2016, Mr. Miller served as Executive Vice President and Special Advisor to the Chief Executive Officer.

(1)

Amounts represent cash-based salary and bonus compensation before any deferrals under the Company’s deferred compensation plans. In addition to bonus compensation earned under the EPIP, (i) both Mr. Hingtgen and Mr. Portacci received $15,000 in bonus compensation in 2016 for their leadership in the completion of certain transactions at hospitals within their respective division at the time, and (ii) Mr. Hingtgen also received a $75,000 one-time bonus in 2016 for the effective execution of an operational improvement plan during the fourth quarter of 2015 for the hospitals for which he previously served as Division President. Total cash-based compensation for the year ended December 31, 2016 was as follows: Mr. Smith, $2,240,000; Mr. Cash, $1,105,000; Mr. Hingtgen, $1,428,631; Mr. Miller, $975,000; and Mr. Portacci, $990,147.

(2)	The dollar amounts shown in this column represent the fair value of restricted shares on their respective grant dates. For the performance-based restricted shares the fair value on the respective grant dates are as follows: March 1, 2016 ($15.43) per share; March 1, 2015 ($48.52) per share; and March 1, 2014 ($41.51) per share. The grant date fair value of each restricted share in the grant to Mr. Hingtgen on October 1, 2016 (in conjunction with his promotion to President and Chief Operating Officer) is $11.54. The grant date fair value of performance-based restricted shares included in the table above is based on a 100 percent probability of meeting the performance conditions. The grant date fair value was computed in accordance with ASC 718. The market value for the restricted stock awards on their respective first vesting dates were as follows: $9.19 per share on March 1, 2017 for awards granted on March 1, 2016; $15.43 per share on March 1, 2016 for awards granted on March 1, 2015; and $48.52 per share on March 1, 2015 for awards granted on March 1, 2014.

(3)	No options were granted in 2016, 2015 or 2014.

(4)	Amounts represent the actuarial increase in the present value of the named executive officer’s benefit under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2016, 2015 or 2014.

(5)	All Other Compensation for the year ended December 31, 2016 consists of the following (which benefits are valued based on the aggregate incremental cost to the Company and are discussed in “Perquisites” on page 43 of this Proxy Statement):

Name	Long-Term Disability Premiums ($)	401(k) Plan Employer Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Corporate Aircraft ($)	Membership/ Dues ($)	Other ($)
Wayne T. Smith	4,450	7,950	81,366	79,128	5,946	-
W. Larry Cash	4,450	7,950	23,771	26,829	-	-
Tim Hingtgen	1,875	7,950	3,510	-	-	-
David L. Miller	4,450	7,950	29,379	5,227	-	100,958(a)
Michael T. Portacci	4,850	7,950	8,866	-	-	-

(a)	Represents accrued vacation paid upon retirement.

Grants of Plan-Based Awards

The following table sets forth information regarding restricted stock awards granted under the 2009 Plan, as amended and restated in 2016, including the grant date fair value of these awards, and the range of potential cash incentive payments under the 2004 Employee Performance Incentive Plan for the named executive officers for the year ended December 31, 2016. There can be no assurance that the grant date fair value of restricted stock awards will ever be realized.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Wayne T. Smith	-		-	4,240,000	4,800,000	-	-	-	-	-	-	-
	3/1/2016	(1)	-	-	-	-	150,000	150,000	-	-	-	2,314,500
W. Larry Cash	-		-	1,402,500	1,700,000	-	-	-	-	-	-	-
	3/1/2016	(1)	-	-	-	-	75,000	75,000	-	-	-	1,157,250
Tim Hingtgen	-		-	936,093	1,103,344	-	-	-	-	-	-	-
	3/1/2016	(1)	-	-	-	-	40,000	40,000	-	-	-	617,200
	10/1/2016	(2)	-	-	-	-	-	-	50,000	-	-	577,000
David L. Miller	-		-	1,237,500	1,500,000	-	-	-	-	-	-	-
	3/1/2016	(1)	-	-	-	-	50,000	50,000	-	-	-	771,500
Michael T. Portacci	-		-	862,442	995,126	-	-	-	-	-	-	-
	3/1/2016	(1)	-	-	-	-	35,000	35,000	-	-	-	540,050

(1)	Lapsing of the performance-based restrictions with respect to this March 1, 2016 grant of restricted stock required satisfaction of one of two performance measures, either ninety percent (90%) or more of the low end of the range of projected Adjusted EBITDA, or (ii) ninety percent (90%) or more of the low end of the range of projected net operating revenues, both as adjusted to reflect the spin-off of 38 hospitals to QHC and the sale of our investment in a joint venture with Universal Health Systems, Inc. related to five hospitals in Las Vegas, Nevada. Since one of the performance criteria was met, the awards’ time-based restrictions will now lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(2)	The time-based restrictions with respect to this October 1, 2016 grant of restricted stock will lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(3)	Represents the grant date fair value calculated under ASC 718, and as presented in our audited consolidated financial statements included in our Annual Report on Form 10-K for the 2016 fiscal year. The grant date fair value of each restricted share granted on March 1, 2016 is $15.43, and the grant date fair value of each restricted share in the grant to Mr. Hingtgen on October 1, 2016 (in conjunction with his promotion to President and Chief Operating Officer) is $11.54, which in each case was the closing market value of the shares of our Common Stock on the date of grant. The closing market value of the shares of our Common Stock at December 31, 2016 was $5.59.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards and unvested restricted stock awards as of December 31, 2016 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Wayne T. Smith	200,000	-	-	$28.7000	2/26/2018
	50,000	-	-	$30.3200	2/23/2020
	50,000	-	-	$34.3800	2/22/2021
	40,000	-	-	$17.4900	2/15/2022	250,000	1,397,500	150,000	838,500
W. Larry Cash	60,000	-	-	$28.7000	2/26/2018
	10,000	-	-	$15.0100	2/24/2019
	25,000	-	-	$30.3200	2/23/2020
	25,000	-	-	$34.3800	2/22/2021
	20,000	-	-	$17.4900	2/15/2022	125,000	698,750	75,000	419,250
Tim Hingtgen	1,500	-	-	$33.1800	5/19/2018
	1,000	-	-	$30.3200	2/23/2020
	1,000	-	-	$34.3800	2/22/2021
	334	-	-	$17.4900	2/15/2022	85,002	475,161	40,000	223,600
David L. Miller	10,000	-	-	$34.3800	2/22/2021	83,335	465,843	50,000	279,500
Michael T. Portacci	20,000	-	-	$28.7000	2/26/2018
	10,000	-	-	$30.3200	2/23/2020
	10,000	-	-	$34.3800	2/22/2021
	2,667	-	-	$17.4900	2/15/2022	35,002	195,661	35,000	195,650

(1)	These options were fully vested as of December 31, 2016.

(2)	There are no unexercisable stock options as of December 31, 2016.

(3)	The per share exercise price of each option listed in the table above granted prior to April 29, 2016, was adjusted pursuant to the Employee Matters Agreement between the Issuer and QHC, dated as of April 29, 2016, to preserve the aggregate intrinsic value of the original award as a result of the spin-off of QHC effective April 29, 2016.

(4)	Represents the market value of shares of the Company’s Common Stock on December 31, 2016 ($5.59 per share) and consists of unvested awards from the grants set forth in the table following footnote 4.

(5)	Reflects the number of performance-based restricted stock awards that were subject to satisfaction of the applicable performance measure at December 31, 2016. Since all such performance measures were met subsequent to December 31, 2016, the awards’ time-based restrictions will now lapse in accordance with the terms of the respective award.

Name	Date Granted	Unvested Restricted Shares

Wayne Smith	3/1/2014	100,000
	3/1/2014	50,000
	3/1/2015	100,000
	3/1/2016	150,000
W. Larry Cash	3/1/2014	50,000
	3/1/2014	25,000
	3/1/2015	50,000
	3/1/2016	75,000
Tim Hingtgen	3/1/2014	8,334
	3/1/2014	3,334
	3/1/2015	23,334
	3/1/2016	40,000
	10/1/2016	50,000
David L. Miller	3/1/2014	33,334
	3/1/2014	16,667
	3/1/2015	33,334
	3/1/2016	50,000
Michael T. Portacci	3/1/2014	8,334
	3/1/2014	3,334
	3/1/2015	23,334
	3/1/2016	35,000

Vesting of the special, one-time equity grant of performance-based restricted stock awarded in 2014 in connection with the Company’s acquisition of HMA was determined based on achievement of defined synergy targets during the first and second year after the acquisition. One-third of the shares in those awards were earned at March 1, 2015 based on the achievement of the first level of synergy targets and the performance measure relating to the remaining two-thirds of the shares in those awards was met at March 1, 2016 based on the achievement of the second level of synergy targets. The awards’ remaining time-based restrictions lapsed on March 1, 2017 in accordance with the terms of the respective award. Vesting for all other awards occurred or will occur, subject to the terms of the 2009 Plan, in one-third increments on each of the first three (3) anniversaries of the dates of grants for grants on March 1, 2014, March 1, 2015, March 1, 2016 and, for Mr. Hingtgen, October 1, 2016. The market values set forth in the table above assume all applicable performance and all vesting criteria will be met.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised for the named executive officers along with the number of restricted stock awards that vested during the year ended December 31, 2016.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (1)
Wayne T. Smith	-	-	241,667	3,716,005
W. Larry Cash	-	-	116,667	1,795,005
Tim Hingtgen	-	-	25,332	390,253
David L. Miller	-	-	75,000	1,154,666
Michael T. Portacci	-	-	31,666	486,023

(1)	The value realized upon vesting is based on the number of shares vesting multiplied by the closing price of our common stock on the date the award vested.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2016, including the number of years of service credited to each such named executive officer. Under the Company’s SERP, the present value is determined by using discount rate and mortality rate assumptions consistent with those described in Note 10 of the footnotes of the Company’s audited consolidated financial statements for the year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2017.

This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The plan generally provides that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or a (ii) percentage equal to 2% multiplied by the participant’s years of service.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wayne T. Smith	SERP	30.00	46,321,528	-
W. Larry Cash	SERP	29.33	19,779,685	-
Tim Hingtgen	SERP	2.92	209,890	-
David L. Miller	SERP	19.08	7,963,788	-
Michael T. Portacci	SERP	20.00	6,078,524	-

(1)	Named executive officers receive one year of credited service for each year of actual service. As discussed further in “Retirement and Deferred Compensation Benefits” on page 42 of this Proxy Statement, under the SERP, both Mr. Smith and Mr. Cash were formerly credited with two years of service for each year of actual service. This component of the SERP was adopted by the Compensation Committee in March 2004, while the Company’s stock ownership and Board of Directors were controlled by affiliates of Forstmann Little & Co. In 2008, the Compensation Committee and the Board voted to amend the SERP to terminate this practice after 25 years of service had been credited. Since reaching 25 years of credited service, Mr. Smith and Mr. Cash have each received one year of credited service for each year of actual service. Mr. Smith, having reached his maximum number of 30 years of credited service and Mr. Cash, having reached his approximate maximum number of years of credited service, have elected in accordance with the plan provisions to have their benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Messrs. Smith and Cash will earn no additional service credit.

Non-Qualified Deferred Compensation

The following table shows the contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. The participants may select their investment funds in the plan in which their accounts are deemed to be invested. Since 2009, the Company has not contributed to this plan. Company contributions made prior to that time are now fully vested.

Distributions from the plan are in a lump sum payment as soon as administratively feasible, but no earlier than 10 days and no later than 45 days following the date on which the participant is entitled to receive the distribution. The participant also has the option to make an election to delay the time of payments in five (5) annual installments or in ten (10) annual installments. The election for the deferral may not be made less than 12 months prior to the date of the first scheduled payment. An election relating to the form of payment may be made as permitted under Section 409A of the IRC.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Wayne T. Smith	-	440,714	-	7,877,554
W. Larry Cash	-	185,606	-	1,975,945
Tim Hingtgen	65,341	12,870	-	147,419
David L. Miller	-	25,106	-	236,478
Michael T. Portacci	-	85,760	-	1,439,885

(1)	Contributions from 2016 salary. These amounts are also included as compensation in the Summary Compensation Table.

(2)	Investment earnings for 2016.

(3)	Plan Balance as of December 31, 2016.

Potential Payments upon Termination or Change in Control

The table below sets forth potential payments and/or benefits that would be provided to our current named executive officers upon termination of employment or a change in control. These amounts are the incremental or enhanced amounts that a named executive officer would receive that are in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on December 31, 2016. The closing price of the Company’s Common Stock was $5.59 on the last business day prior to that date.

Named Executive Officer	Cash Severance ($)	Equity Incentive Plan Awards		Retirement Benefit - SERP ($)	Health and Welfare Benefits ($)	Outplacement Counseling and Related Benefits ($)	Excise Tax Gross Up ($)	Total $
		Acceleration of Options ($)	Acceleration of Restricted Stock ($)
Wayne T. Smith
Voluntary termination	-	-	-	46,321,528	-	-	-	46,321,528
Involuntary termination	3,840,000	-	2,236,000	46,321,528	20,966	-	-	52,418,494
Change in control of the company	18,720,000	-	2,236,000	46,321,528	31,450	25,000	-	67,333,978

W. Larry Cash
Voluntary termination	-	-	-	19,779,685	-	-	-	19,779,685
Involuntary termination	1,955,000	-	1,118,000	19,779,685	20,966	-	-	22,873,651
Change in control of the company	7,395,000	-	1,118,000	19,779,685	31,450	25,000	-	28,349,135

Tim Hingtgen
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary termination	1,993,638	-	698,761	-	25,429	-	-	2,717,828
Change in control of the company	5,698,561	-	698,761	-	38,143	25,000	-	6,460,465

David L. Miller (a)
Voluntary termination	-	-	-	7,963,788	-	-	-	7,963,788
Involuntary termination	1,725,000	-	745,343	7,963,788	20,966	-	-	10,455,097
Change in control of the company	6,525,000	-	745,343	-	31,450	25,000	-	7,326,793

Michael T. Portacci
Voluntary termination	-	-	-	8,400,791	-	-	-	8,400,791
Involuntary termination	1,638,488	-	391,311	8,400,791	20,966	-	-	10,451,556
Change in control of the company	4,776,055	-	391,311	11,256,204	31,450	25,000	-	16,480,020

(a)	As noted above, the amounts reflected in this table are based on the assumption that the terminating event or change in control occurred on December 31, 2016. Since Mr. Miller retired from the Company effective December 31, 2016, the potential payments and benefits included herein are no longer applicable subsequent to that date.

Below is a discussion of the estimated payments and/or benefits under four events:

1.	Voluntary Termination, which includes resignation and involuntary termination for cause, including the Company’s termination of the named executive officer’s employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2.	Retirement, as defined in the various plans and agreements. The benefits to the named executive officers for Retirement are equal to those available in the case of a Voluntary Termination as described in the table above. Following his retirement, Mr. Miller became eligible to receive certain accumulated benefits under the Company’s SERP, which are described in additional detail above under “Pension Benefits”.

3.	Involuntary Termination, which includes a termination other than for cause, but does not include a termination related to a change in control of the Company.

4.	Change in Control of the Company, as defined in the CIC Agreements previously described in the “Employment Contracts; Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.

Severance Benefits

The hypothetical benefit to be received by any executive for a particular event should not be combined with any other event, as a named executive officer could be compensated, if at all, for only one event.

Voluntary Termination.  No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement.  No severance amounts are payable upon retirement.

Involuntary Termination.  The named executive officers would receive two (2) times the sum of the base salary and a prorated portion of their cash incentive compensation for the fiscal year in which the named executive officers’ termination occurs.

Change in Control of the Company.  In the event of both a change in control of the Company and certain qualifying terminations of employment, the named executive officers would receive three (3) times the sum of the base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs or (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs, assuming all performance objectives were met in full.

Equity-Incentive Plan Awards

Each named executive officer has outstanding long-term incentive awards granted under the Company’s equity-based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.

Voluntary Termination.  If a named executive officer voluntarily terminates his employment prior to being eligible for retirement, or the Company terminates his employment for cause, his unvested restricted stock and unvested stock options will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.

Retirement.  Upon retirement, unvested stock options would be forfeited.

Involuntary Termination.  If a named executive officer is terminated by the Company for any reason other than disability, death or for cause, his unvested stock options will be forfeited; however, performance-based restricted stock award will continue until such time as the Board or an appropriate committee determines that the performance objective has been obtained. If attained, then the restrictions on the entire award shall lapse on the first anniversary of the date of grant (or if the termination occurs after the performance objective has been attained, the restrictions on the entire award shall lapse immediately). If the performance objective is not attained, the award shall be forfeited in its entirety. The value of unvested restricted stock that would become fully vested for each of the named executive officers is presented in the above table.

Change in Control of the Company.  The value of in-the-money unvested stock options that would become fully vested for each of the named executive officers and the value of unvested restricted stock that would become fully vested for each of the named executive officers is presented in the above table (although this chart reflects such full vesting, the Company’s Amended and Restated 2009 Stock Option and Award Plan provides that these equity awards held by named executive officers will only fully and immediately vest if (1) the equity awards are not assumed or replaced by the successor company or (2) the equity awards are assumed or replaced by the successor company, and the executive’s employment is terminated without cause (or the executive terminates his or her employment for good reason) within the two-year period following the change in control).

Retirement Benefits

The amounts indicated below represent amounts payable if any, under the SERP for each described scenario.

Voluntary Termination.  In the case of voluntary termination, the lump sum value of payments to each of the named executive officers is presented in the above table.

Retirement.  In the case of retirement, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Involuntary Termination.  In the case of involuntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Change in Control of the Company.  In the case of change in control of the company, the lump sum value of payments to each of the named executive officers is presented in the above table; provided, that all participants who have been credited with five or more years of service will be credited with an additional three year of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit.

Other Benefits

In the event of both a change in control of the Company and the occurrence of certain qualifying terminations of employment, the Company provides the continuation of certain health and welfare benefits with values based on the current employer contributions each named executive would have been entitled to receive as of December 31, 2016 for a term of 36 months. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the named executive officers.

Excise Tax Gross-Up

Named executive officers (with agreements entered into before 2009) will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid. The value of these “gross-up” payments for each of the named executive officers is presented in the above table. As noted above, CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

Equity Compensation Plan Information

The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2016.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options warrants and rights (b)	Available for future issuance under equity compensations plans (excluding securities reflected in column (a)) (c) (2)

Equity Compensation plans approved by security holders	1,185,320	28.12	5,960,188
Equity Compensation plans not approved by security holders	-	-	-

Total	1,185,320	28.12	5,960,188

(1)	Represents shares of our Common Stock to be issued upon the exercise of outstanding stock options granted under the 2009 Plan as of December 31, 2016.

(2)	Represents shares of our Common Stock that may be issued pursuant to non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance-based shares and other share awards under the 2009 Plan, of 5,960,188 shares. The number of shares shown does not reflect grants made subsequent to December 31, 2016. The number of shares available for future issuance under the 2009 Plan following the equity grants we made on March 1, 2017 to our named executive officers and other individuals was 3,934,903. Awards granted in the form of restricted stock (including restricted stock units), performance awards (including shares issued in respect to performance awards) and other awards that are granted in the 2009 Plan, as “full-value awards” reduce the number of shares available for grant under the 2009 Plan by 1.52 shares for each share subject to such an award.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

H. Mitchell Watson, Jr., Chair

John A. Clerico

Julia B. North

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors proposes that the stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. A representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees Paid to Auditors

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2016	2015
	(in thousands)
Audit Fees (a)	$6,250	$6,750
Audit-Related Fees (b)	1,937	7,170
Tax Fees (c)	1,036	2,482
Other Fees (d)	556	642

Total	$9,779	$17,044

(a)	Audit Fees: Fees for audit services billed in 2016 and 2015 consisted of fees paid in connection with services provided with respect to:

•	the audit of the Company’s annual consolidated financial statements (including the attestation report on management’s assessment of internal control over financial reporting);

•	reviews of the Company’s quarterly consolidated financial statements;

(b)	Audit-Related Fees: Fees for audit-related services billed in 2016 and 2015 consisted of fees paid principally in connection with services provided with respect to:

•	non-recurring separate opinion audit procedures related to the Company’s spin-off of Quorum Health Corporation, which included audits for the four years ended December 31, 2015;

•	statutory and regulatory audits;

•	consents and other services related to SEC matters;

•	consents and comfort letter procedures related to refinancing transactions;

•	due diligence associated with acquisitions; and

•	agreed-upon procedures engagements.

(c)	Tax Fees: Fees for tax services billed in 2016 and 2015 consisted of:

•	fees for tax compliance services totaled $220,000 in 2016 and $224,000 in 2015. Tax compliance services constituted services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

(i)	federal, state and local income tax return assistance;

(ii)	sales and use, property and other tax return assistance; and

(iii)	assistance with tax audits and appeals.

•	fees for tax planning and advice services totaled $816,000 in 2016 and $2,258,000 in 2015. Tax planning and advice constituted services rendered with respect to proposed transactions or that may impact the structuring of a transaction. Note that 2016 and 2015 include fees related to the spin-off of Quorum Health Corporation.

(d)	Other Fees:

•	fees for various consulting services totaled $556,000 for 2016 and $642,000 for 2015.

The Audit and Compliance Committee considered the nature of the services provided by the independent registered public accounting firm, and determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under all applicable legal requirements concerning auditor independence, including the rules and regulations promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm retained to perform audit services to be performed by our independent registered public accounting firm. One hundred percent of all audit and non-audit services performed by the independent registered public accounting firm during 2016 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services. The Company’s policy does not permit the retroactive approval for “de minimus non-audit services.”

Required Vote

The Audit and Compliance Committee and the Board believe that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to be ratified by the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

The following stockholder proposal will be voted on at our annual meeting if properly presented by or on behalf of the stockholder proponent(s). This stockholder proposal may contain assertions about our Company or otherwise that we believe are incorrect. We have not attempted to refute any such assertions. Share holdings and the address of the stockholder proponent will be supplied promptly upon oral or written request to the Corporate Secretary.

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING VESTING OF EQUITY AWARDS IN A CHANGE IN CONTROL

Marco Consulting Group Trust I has notified the Company that it intends to present the following proposal at this year’s Annual Meeting:

RESOLVED: The shareholders ask the board of directors of Community Health Systems, Inc. to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2017 annual meeting.

PROPONENT’S SUPPORTING STATEMENT:

Community Health Systems, Inc. (“Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, a change in control as of December 31, 2015, would have accelerated the vesting of $27 million worth of long-term equity to the Company’s five senior executives, with the CEO entitled to $13 million.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO PROPOSAL 5:

Our Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board believes that the most effective executive compensation program is one that places a heavy emphasis on pay for performance and aligns the interests of company executives with those of our stockholders, with the ultimate objective of increasing stockholder value. In contrast, for the reasons discussed below, the Board does not believe that the adoption of a “one-size fits all” policy restricting the Compensation Committee’s discretion to determine the appropriate treatment of equity awards in connection with any change in control as reflected in the proposal would be in the best interests of the Company or its stockholders.

Implementing the proposal would disrupt the alignment between executive and stockholder interests and result in a loss of flexibility during a time of uncertainty which would be associated with any potential change in control event.

The Company’s Amended and Restated 2009 Stock Option and Award Plan (the “2009 Plan”), which was approved by the Company’s stockholders at the 2016 Annual Meeting of Stockholders, does not provide for automatic accelerated vesting of equity awards in connection with any change in control. Instead, the 2009 Plan provides that the outstanding equity awards held by executives (and other employees) will only fully and immediately vest if (1) the equity awards are not assumed or replaced by the successor company or (2) the equity awards are assumed or replaced by the successor company, and the executive’s employment is terminated without cause (or the executive terminates his or her employment for good reason) within the two-year period following the change in control.

The Board believes that this construct appropriately aligns the interests of executives with the interests of stockholders in the context of any potential change in control transaction and provides the Board and the Compensation Committee with flexibility and discretion to respond to circumstances at the time of any such transaction. Implementation of the proposal, by prohibiting acceleration and only allowing for pro rata vesting in connection with future grants, would eliminate the Board’s ability to determine whether and under what circumstances equity awards of the Company should be assumed by the successor company or, alternatively, should accelerate. Moreover, implementation of the proposal would, for future grants, eliminate the protections currently afforded to our executives that, if their equity awards are assumed by the successor company, such awards would vest in the event the executive is terminated without cause (or the executive terminates his or her employment for good reason) within the two-year period following the change in control.

We believe that the change in control provisions reflected in the 2009 Plan as noted above would ensure that our executives are not penalized with a loss of equity compensation awards that could occur from the consummation of any potential change in control event that, while outside of the control of our executives, would be in the best interests of the Company’s stockholders. We believe that these change in control provisions would permit our executives to remain objective and focused on enhancing stockholder value during the course of any change in control event. Further, we believe that our current change in control provisions would incentivize our executives to remain with us through and following any change in control by reducing the uncertainty associated with the potential loss of equity awards that may otherwise exist. In addition, a higher likelihood that our executives would depart could negatively affect our value to any potential acquirer, and reduce the price our stockholders would receive in such a transaction.

We believe that implementing the proposal would cause our change in control provisions with respect to future equity grants to significantly deviate from market standards and would significantly limit the Company’s ability to attract, retain and incentivize talented executives.

The Board believes that it is critical for the Company to offer compensation and benefits that are competitive in the marketplace for talent. We believe that the implementation of this proposal would cause our change in control provisions with respect to future grants to significantly deviate from market standards. In this regard, we believe that it is atypical to only allow for pro rata vesting in connection with a change in control, including as compared to the compensation practices of many of the companies with which we compete for talent. For example, a publicly-available compensation consultant survey from March 2016 regarding the compensation practices as to chief executive officers and chief financial officers of 200 large-cap and mid-cap companies indicated that approximately 90% of surveyed companies fully accelerate time-based unvested stock option and restricted stock awards in the event of a change in control and a qualifying termination, and approximately two-thirds of surveyed companies provide for full acceleration of performance-based awards in connection with a change in control and qualifying termination. Both of these common practices would be prohibited in future equity grants of the Company if this proposal were implemented.

Offering equity awards in accordance with market practice for companies similar to ours is important to maintain our competitiveness in securing the executive talent we need to create stockholder value. As a result, implementing the policy as outlined in the proposal would place us at a competitive disadvantage and jeopardize the objective of our executive compensation program to attract, retain, reward and incentivize our executives.

Implementing the proposal would impose undue restrictions on the ability of the Compensation Committee to structure executive compensation.

This proposal, through its imposition of undue restrictions on the ability of the Compensation Committee to structure our executive compensation program, would infringe upon one of the cornerstones of effective corporate governance – namely, the ability of directors, who are bound by fiduciary duties under applicable legal standards, to act in a manner they believe to be in the best interests of the Company and its stockholders. In this regard, our Board believes that the interests of our stockholders are best served by recognizing that the Compensation Committee is in the optimal position to determine the terms of our executive compensation arrangements. Moreover, we have a robust stockholder engagement program and each year we interact with our stockholders through stockholder engagement activities on a variety of issues, including those related to executive compensation.

The Board believes that the Compensation Committee should continue to retain the flexibility to design and administer competitive compensation programs which reflect market conditions, taking into account ongoing feedback we receive from our stockholders. In contrast, we believe the rigid policy advanced by the proponent would frustrate the purpose of the Compensation Committee by constraining its ability to act in the best interests of the Company and its stockholders and otherwise interfere with the objectives of our compensation program.

For the reasons described above, the Board does not believe that this proposal is in the best interests of the Company or its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING VESTING OF EQUITY AWARDS IN A CHANGE IN CONTROL DESCRIBED IN PROPOSAL 5.

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Christopher G. Cobb
Corporate Secretary

Franklin, Tennessee

April 6, 2017

Annex A

Non-GAAP Financial Measures

This Proxy Statement contains non-GAAP financial measures that have adjusted or excluded items from the most directly comparable financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The following is a discussion of the Company’s use of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measure.

EBITDA is a non-GAAP financial measure which consists of net (loss) income attributable to Community Health Systems, Inc. before interest, income taxes, depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to add back net income attributable to noncontrolling interests and to exclude the effect of discontinued operations, loss from early extinguishment of debt, impairment and (gain) loss on sale of business, gain on sale of investments in unconsolidated affiliates, amortization of software to be abandoned, acquisition and integration expenses from the acquisition of HMA, expense incurred related to the spin-off of QHC, expense incurred related to the sale of a majority ownership interest in our home care division, expense related to government and other legal settlements and related costs, (income) expense from fair value adjustments on the CVR agreement liability accounted for at fair value related to the HMA legal proceedings, and related legal expenses, and for fiscal 2012, the impact of the resolution of an industry-wide governmental settlement and payment update relating to prior periods, as previously disclosed. We have from time to time sold noncontrolling interests in certain of our subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. We believe that it is useful to present Adjusted EBITDA because it adds back the portion of EBITDA attributable to these third-party interests and clarifies for investors our portion of EBITDA generated by continuing operations. We report Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by our management to assess the operating performance of our hospital operations and to make decisions on the allocation of resources. Adjusted EBITDA is also used to evaluate the performance of our executive management team and is one of the primary targets used to determine short-term cash incentive compensation. In addition, our management utilizes Adjusted EBITDA in assessing our consolidated results of operations and operational performance and in comparing our results of operations between periods. We believe it is useful to provide investors and other users of our financial statements this performance measure to align with how management assesses our results of operations. Adjusted EBITDA also is comparable to a similar metric called Consolidated EBITDA, as defined in our senior secured credit facility, which is a key component in the determination of our compliance with some of the covenants under our senior secured credit facility (including our ability to service debt and incur capital expenditures), and is used to determine the interest rate and commitment fee payable under the Credit Facility (although Adjusted EBITDA does not include all of the adjustments described in the senior secured credit facility). For further discussion of Consolidated EBITDA and how that measure is utilized in the calculation of our debt covenants, see the Capital Resources section of Part II, Item 7 of our Annual Report on Form 10-K filed with the SEC on February 21, 2017.

Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, or any other performance measure calculated in accordance with U.S. GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance. We believe such adjustments are appropriate as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Additionally, our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reflects the reconciliation of Adjusted EBITDA, as defined, to net (loss) income attributable to Community Health Systems, Inc. stockholders as derived directly from the consolidated financial statements (in millions):

	Year Ended December 31,
	2016	2015	2014	2013	2012
Net (loss) income attributable to Community Health Systems, Inc. stockholders	$(1,721)	$158	$92	$141	$266
Adjustments:
(Benefit from) provision for income taxes	(104)	116	82	104	164
Depreciation and amortization	1,100	1,172	1,106	771	714
Net income attributable to noncontrolling interests	95	101	111	76	80
Loss from discontinued operations	15	36	57	25	12
Amortization of software to be abandoned	-	-	75	-	-
Interest expense, net	962	973	972	613	621
Loss from early extinguishment of debt	30	16	73	1	115
Impairment and (gain) loss on sale of businesses, net	1,919	68	41	12	10
Gain on sale of investments in unconsolidated affiliates	(94)	-	-	-	-
Expenses related to the acquisition and integration of HMA	-	1	69	15	-
Expense from government and other legal settlements and related costs	16	4	105	102	31
(Income) expense from fair value adjustments and legal expenses related to cases covered by the CVR	(6)	8	(6)	-	-
Expenses related to the sale of a majority interest in home care division	1	-	-	-	-
Expenses related to the spin-off of Quorum Health Corporation	12	17	-	-	-
Net impact of industry-wide governmental settlement and payment update relating to prior periods	-	-	-	-	(76)

Adjusted EBITDA	$2,225	$2,670	$2,777	$1,860	$1,937

Income per Diluted Share from continuing operations, excluding adjustments, is a non-GAAP financial measure. Income per Diluted Share from continuing operations, excluding adjustments, equals income from continuing operations, as reported, on a per share (diluted) basis, adjusted to exclude (1) loss from early extinguishment of debt, (2) accelerated amortization of software to be abandoned, (3) impairment and (gain) loss on sale of businesses, net, (4) acquisition and integration expenses from the acquisition of HMA, (5) expenses related to government legal settlements and related costs (other than HMA legal proceedings underlying the CVR agreement), (6) income (expense) from fair value adjustments, net of legal expenses, related to the HMA legal proceedings underlying the CVR agreement, (7) gain on the sale of investments in unconsolidated affiliates, (8) expenses incurred related to the spin-off of Quorum Health Corporation, (9) expenses incurred related to the sale of a majority interest in the home care division and (10) for fiscal 2012, the impact of the resolution of an industry-wide governmental settlement and payment update relating to prior periods, as previously disclosed. The Company uses income from continuing operations per share (diluted), excluding these adjustments, to evaluate performance of the Company’s operations exclusive of certain items that we believe impact the comparability of results from period to period. The Company believes that information about income from continuing operations per share (diluted), excluding these adjustments is useful to investors, particularly where the impact of the excluded items is significant in relation to reported income from continuing operations, because the measure provides investors with an additional tool for comparing between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

Income from Continuing Operations per Share (diluted), excluding adjustments, is not a measurement of financial performance under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, income from continuing operations per share, or any other measure calculated in accordance with U.S. GAAP. The items excluded from Income from Continuing Operations per Share (diluted), excluding adjustments, are significant components in understanding and evaluating financial performance. This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies.

The following table reconciles income from continuing operations, as reported, on a per share (diluted) basis to income from continuing operations on a per share (diluted) basis, with the adjustments noted above (total per share amounts may not add due to rounding):

	Year Ended December 31,
	2016	2015	2014	2013	2012
Income from continuing operations, as reported	$(15.41)	$1.68	$1.32	$1.77	$3.09
Adjustments:
Loss from early extinguishment of debt	0.17	0.09	0.40	0.01	0.81
Amortization of software to be abandoned	-	-	0.42	-	-
Impairment and (gain) loss on sale of business, net	16.07	0.36	0.22	0.07	0.07
Expenses related to the acquisition and integration of HMA	-	-	0.38	0.09	-
Government settlement and related costs	0.09	0.02	0.57	0.67	0.22
Income (expense) from fair value adjustments, net of legal expenses related to cases covered by the CVR agreement	(0.04)	0.05	(0.03)	-	-
Gain on sale of investments in unconsolidated affiliates	(0.54)	-	-	-	-
Expenses related to the spin-off of Quorum Health
Corporation	0.10	0.09	-	-	-
Expenses related to the sale of a majority interest in home care division	0.01	-	-	-	-
Net impact of industry-wide governmental settlement and payment update relating to prior periods	-	-	-	-	(0.51)

Income from continuing operations, excluding adjustments	$0.46	$2.29	$3.29	$2.62	$3.68

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
COMMUNITY HEALTH SYSTEMS, INC. 4000 MERIDIAN BOULEVARD FRANKLIN, TN 37067	If you would like to reduce the costs as well as the environmental impact of mailing proxy materials, we encourage you to consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
VOTE IN PERSON
Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E24570-P86570                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMUNITY HEALTH SYSTEMS, INC.

The Board of Directors recommends you vote FOR the election of the following nominees:

1.	Election of Directors	For	Against	Abstain
Nominees:

	1a. John A. Clerico	☐	☐	☐

	1b. James S. Ely III	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

	1c. John A. Fry	☐	☐	☐	2.	Proposal to approve on an advisory (non-binding) basis the compensation of the Company’s named executive officers.		☐	☐	☐
	1d. Tim L. Hingtgen	☐	☐	☐	The Board of Directors recommends you vote 1YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

	1e. William Norris Jennings, M.D.	☐	☐	☐	3.	Proposal to approve on an advisory (non-binding) basis the frequency of future advisory votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐
	1f. Julia B. North	☐	☐	☐

	1g. Wayne T. Smith	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
	1h. H. James Williams, Ph.D.	☐	☐	☐	4.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	The Board of Directors recommends you vote AGAINST the following proposal:			For	Against	Abstain
					5.	Stockholder proposal regarding vesting of equity awards in a change in control.		☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

E24571-P86570

COMMUNITY HEALTH SYSTEMS, INC.

Annual Meeting of Stockholders

May 16, 2017 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Wayne T. Smith and Benjamin C. Fordham, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Health Systems, Inc. (the “Company”), to be held at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067 on Tuesday, May 16, 2017, at 8:00 a.m., local time, and at any adjournments or postponements thereof (the “Meeting”).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

V.1.1